UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SCANSOURCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ScanSource, Inc.

6 Logue Court

Greenville, South Carolina 29615

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held December 6, 2012

The Annual Meeting of Shareholders of ScanSource, Inc. will be held at the Marriott Hotel, One Parkway East, Greenville, South Carolina 29615 on Thursday, December 6, 2012, at 10:30 a.m., local time, for the following purposes:

(1)	To elect six members to the Board of Directors;

(2)	To hold an advisory vote on the compensation of our named executive officers (as defined in the proxy statement);

(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders whose names appear of record on our books at the close of business on October 19, 2012 will be entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof.

You are cordially invited to attend the Annual Meeting in person, but if you are unable to do so, please vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person. If you attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, you are entitled to revoke your proxy at any time before it is exercised.

Steven R. Fischer

Chairman of the Board

October 23, 2012

2012 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

• Time and Date	10:30 a.m., December 6, 2012

• Place	Marriott Hotel
One Parkway East Greenville, South Carolina 29615

• Record Date	October 19, 2012

• Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

•	Election of 6 directors

•	Advisory vote on the compensation of our named executive officers

•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013

Voting Matters

Proposal	Board Vote Recommendation	Page Reference (for more detail)
1. Election of 6 directors	FOR	7

2. Advisory vote on the compensation of our named executive officers	FOR	7

3. Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013	FOR	9

Board Nominees

•	The following table provides summary information about each director nominee. The nominees receiving a plurality of the votes cast at the meeting will be elected as directors.

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	AC	CC	GC	NC
Steven R. Fischer	67	1995	Financial consultant; former President of North Fork Business Capital Corporation	Leadership Finance	X	X	X	X	X

Michael L. Baur	55	1995	CEO of ScanSource and Founder	Leadership Industry				X

Michael J. Grainger	60	2004	Former President and COO of Ingram Micro, Inc.	Leadership Finance Industry	X	X	C	X	X

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	AC	CC	GC	NC
Steven H. Owings	59	2011	Former Chairman/ CEO of ScanSource and Founder	Leadership Industry				X

John P. Reilly	64	2001	President and CEO of Keltic Financial Services, LLC	Leadership Finance	X	X	X	C	C

Charles R. Whitchurch	66	2009	Former CFO of Zebra Technologies Corporation	Leadership Finance	X	C	X	X	X

AC	Audit Committee
CC	Compensation Committee
GC	Governance Committee
NC	Nominating Committee
C	Committee Chairman
X	Member of Committee or Independent

Independent Auditor

We are asking shareholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013. Set forth below is summary information with respect to Ernst & Young LLP’s fees for services provided in fiscal 2012 and fiscal 2011.

	Year Ended June 30, 2012	Year Ended June 30, 2011
Audit Fees	$1,815,125	$1,483,905
Audit-Related Fees	102,711	255,947
Tax Fees	189,987	487,423
All Other Fees	—	—

Total	$2,107,823	$2,227,275

Advisory Votes on the Compensation of our Named Executive Officers

We are asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. The Board believes that our executive compensation philosophy and practices have resulted in executive compensation decisions that are aligned with shareholder interests and that have benefitted the Company over time.

Executive Compensation Elements

Type	Form	Terms
Cash	Salary	Based on employment agreements; increases, if any, determined through subjective assessment of performance

	Cash Incentives	Earned based on attainment of pre-determined performance metrics

Equity	Service-Based Restricted Stock Awards	Generally vest ratably over three years

	Service-Based Restricted Stock Units	Generally vest ratably over three years

	Performance-Based Restricted Stock Awards	Generally have one year performance periods with 50% vesting after one year and the remaining 50% vesting after year two

	Performance-Based Restricted Stock Units	Generally have one year performance periods with 50% vesting after one year and the remaining 50% vesting after year two

	Stock Options	Generally vest ratably over three years

Other Employee Benefits	401(k)	On the same terms as all employees

	Profit-Sharing Contributions	On the same terms as all employees

	Deferred Compensation Plan	Matching contributions vest over five-year period

Fiscal 2012 Compensation Decisions

There have been no changes in named executive compensation philosophy, plans or agreements since our shareholders overwhelmingly approved our compensation for our named executive officers at our 2011 annual meeting. During the fiscal year ending June 30, 2012, the Company achieved solid financial performance, but not as strong as the prior fiscal year, and accordingly the named executive officer compensation attained was lower than the prior year.

In evaluating and monitoring the Company’s financial condition and operating performance, the Company’s management places a significant emphasis on operating income and return on invested capital (“ROIC”)1, which impacts shareholder value. Management uses ROIC, a non-GAAP measure, to assess its efficiency at allocating the capital under its control to generate returns. Operating income and ROIC for the fiscal year ending June 30, 2012 demonstrated the successful performance of our Company and our named executive officers:

•

The Company posted operating income of $113.5 million during fiscal 2012, which represents a slight increase over the previous fiscal year’s operating income of $113.1 million. Operating income for each of fiscal 2012 and fiscal 2011 increased sharply, as compared to fiscal 2010, when operating income was $75.8 million.

•	The Company’s ROIC for fiscal 2012 was 17.2%. This percentage is higher than ROIC achieved by the Company during fiscal 2010 of 16.7%, but it is lower than the Company’s fiscal 2011 ROIC of 20.6%.

Because of the emphasis in our executive compensation program on performance-based pay, the Company’s financial performance during fiscal 2012 is reflected in the compensation of each of our named executive officers, particularly with respect to payouts pursuant to our cash incentive program. For the fiscal year ended

[1]	We provide a reconciliation of the differences between this non-GAAP financial measure and its most directly comparable GAAP financial measure in Appendix A to this proxy statement.

June 30, 2012, the cash incentives paid to our named executive officers under each of the cash incentive plans set forth in their respective employment agreements aggregated to $2,261,735, or 2.0% of operating income, compared to the cash incentives paid for the prior fiscal year ended June 30, 2011 of $2,549,954, or 2.3% of operating income. For fiscal 2012, this is an 11.3% decrease from the cash incentives in fiscal 2011.

Fiscal 2012 Compensation Summary

The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer and our next three most highly compensated executive officers, to whom we refer collectively as the named executive officers, for the fiscal year ended June 30, 2012, as determined by the rules of the Securities and Exchange Commission, or the SEC.

Name	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael L. Baur,	803,077	—	—	1,021,931	1,475,708	284,954	3,585,670
Chief Executive Officer

Richard P. Cleys,	308,984	—	200,776	—	73,041	107,102	689,903
Vice President and Chief Financial Officer

R. Scott Benbenek,	379,454	—	214,001	207,101	357,575	161,240	1,319,371
President of Worldwide Operations

Andrea D. Meade,	271,842	—	248,316	—	255,411	60,016	835,585
Executive Vice President of Operations and Corporate Development

John J. Ellsworth,	243,935	—	201,481	—	100,000	65,159	610,575
Vice President, General Counsel and Corporate Secretary

(1)	Salary paid includes one additional business day (261 business days, as opposed to a standard 260-day year).

2013 Annual Meeting

•	Shareholder proposals submitted pursuant to SEC Rule 14a-8 must be received by us by June 25, 2013.

•	Notice of shareholder proposals outside of SEC Rule 14a-8 must be delivered to us no earlier than September 7, 2013 and no later than October 7, 2013.

SCANSOURCE, INC.

6 Logue Court

Greenville, South Carolina 29615

PROXY STATEMENT

General

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ScanSource, Inc. (the “Company”) to be used in voting at the Annual Meeting of Shareholders of the Company to be held at the Marriott Hotel, One Parkway East, Greenville, South Carolina 29615 on Thursday, December 6, 2012, at 10:30 a.m., local time, and at any adjournments thereof (the “Annual Meeting”).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be

Held on December 6, 2012:

The Notice of Annual Meeting of Shareholders, proxy statement, form of proxy, and 2012 Annual Report are available at www.proxyvote.com.

Pursuant to rules promulgated by the SEC, we are providing access to our proxy materials over the Internet. On or about October 23, 2012, we first began mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access this proxy statement and the Annual Report and vote online. The Notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including this proxy statement, the Annual Report and a form of proxy card or voting instruction card. The Notice is not a ballot or other form for voting. Shareholders who receive a paper copy of our proxy materials, including a proxy statement, the Annual Report and a form of proxy card or voting instruction card, may vote by mail by returning the accompanying proxy card, by telephone, or via the Internet. By furnishing our proxy materials over the Internet, we are lowering the costs and reducing the environmental impact of the Annual Meeting.

Any shareholder who executes the form of proxy referred to in this proxy statement may revoke it at any time before it is exercised. The proxy may be revoked by giving written notice to our Secretary of such revocation, by executing and delivering to our Secretary a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Whether or not you plan to attend, please vote electronically via the Internet or by telephone, or, if you request paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope.

The cost of preparing, assembling and mailing this proxy statement and the form of proxy will be borne by us. Our directors, officers and employees may also solicit proxies personally or by mail, telephone or facsimile. No compensation will be paid for such solicitations. In addition, we will bear the reasonable expenses of brokerage houses and other custodians, nominees and fiduciaries who, at our request, may send proxies and proxy solicitation material to their clients and principals. This proxy statement is first being made available to our shareholders on October 23, 2012.

Voting Securities Outstanding; Vote Required for Each Proposal

The Board has fixed the close of business on October 19, 2012 as the record date and time for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. As of such date, 27,769,945 shares of our common stock, no par value, were outstanding. All of such shares are eligible to be voted on each matter currently scheduled to come before the Annual Meeting, and no other outstanding shares of our capital stock are eligible to be voted at the Annual Meeting. All shares of our common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, properly executed and returned proxies will be voted “FOR” all director nominees, “FOR” approval, on an advisory basis, of the compensation of our named executive officers (as defined in “Executive Compensation—Compensation Discussion and Analysis—Executive Summary”), and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. Management is not aware of any matters, other than those specified herein, that will be presented for action at the Annual Meeting. If other matters are properly presented at the Annual Meeting for consideration, the agents named on the proxy card will have the discretion to vote on those matters for you.

Our Bylaws provide that the presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting and at any adjournments thereof. Signed proxies that withhold authority to vote for directors or reflect abstentions or broker non-votes (as described below) will be counted for purposes of determining if a quorum is present at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the chairman of the meeting or the shareholders holding a majority of the shares of common stock entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time without notice, other than an announcement at the meeting, until a quorum is present or represented. Our directors, officers and employees may solicit proxies for the reconvened meeting in person or by mail or telephone. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

Brokers that are members of certain securities exchanges and who hold shares of our common stock in street name on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under applicable securities exchange rules, only the proposal to ratify the appointment of the independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions. In contrast, all of the other proposals in this proxy statement are considered “non-discretionary” items, and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to these proposals.

Assuming the existence of a quorum at the Annual Meeting:

•

The nominees receiving the greatest number of the votes cast at the Annual Meeting will be elected as directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal.

•

The compensation of our named executive officers will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. Because your vote is advisory, it will not be binding on the Company, our Board of Directors or our Compensation Committee. However, the Board of Directors and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

•

The ratification of the appointment of Ernst & Young LLP will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions will not be treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. If your shares are held in street name and you do not provide voting instructions to your broker, your broker has discretionary authority to vote your shares with respect to the proposal.

PROPOSAL ONE

ELECTION OF DIRECTORS

Six directors are to be elected at the Annual Meeting. The size of the Board is set at six members and may be increased or decreased by resolution of the Board.

The Board has recommended the six existing members of the Board as the six nominees for election as directors at the Annual Meeting to serve until the next annual meeting of shareholders or until their respective successors shall have been elected and qualified. The following are our nominees for election as directors at the Annual Meeting: Michael L. Baur, Steven R. Fischer, Michael J. Grainger, Steven H. Owings, John P. Reilly and Charles R. Whitchurch.

In accordance with our Bylaws, those nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) will be elected to the Board. Withheld votes and broker non-votes, if any, will not be included in determining the number of votes cast in the election of directors. The proxies solicited for the Annual Meeting cannot be voted for a greater number of persons than six, the number of nominees named. If any nominee shall become unavailable for any reason, the persons named in the form of proxy shall vote for a substitute nominee or vote to reduce the number of directors to be elected as directed by the Board. The Board has no reason to believe that any of the six nominees listed above will not be available for election as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background of the Proposal

There have been no changes in named executive compensation philosophy, plans or agreements since our shareholders overwhelmingly approved our compensation for our named executive officers at our 2011 annual meeting. However, Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires all public companies to hold a separate non-binding advisory shareholder vote to approve the compensation of named executive officers as described in the Compensation Discussion and Analysis and the executive compensation tables and related information in public filings. We are providing our shareholders with the opportunity at the Annual Meeting to vote on a non-binding advisory resolution, commonly known as a “Say on Pay” proposal, considering approval of the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Such discussion is found on pages 18 through 35 of this proxy statement. At the 2011 annual shareholder meeting, 93.6% of shares voting voted in support of the compensation for our named executive officers, as described in our 2011 proxy statement.

Executive Compensation

The Compensation Committee has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The Compensation Discussion and Analysis and the tabular disclosures regarding named executive officer compensation, together with the accompanying narrative disclosure, illustrate the trends in compensation and application of our compensation philosophies and practices for the years presented. Highlights of our compensation program include the following:

•	Variable cash incentives are payable to named executive officers to encourage the achievement of various pre-determined performance metrics, business growth opportunities, management goals and profitability of business units, all of which focus our named executive officers on performance goals intended to enhance shareholder value.

•	Awards of long-term equity incentives, in the form of stock options, restricted stock awards and restricted stock units, directly align the interests of our named executive officers and shareholders.

•

Linking the personal financial interests of our named executive officers to the Company’s long-term performance discourages excessive risk-taking and encourages behavior that supports sustainable shareholder value creation.

The Compensation Committee believes that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation, pays for performance and promotes an alignment between the interests of our named executive officers and our shareholders. Accordingly, we are asking our shareholders at the Annual Meeting to vote “FOR” the non-binding advisory resolution approving the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative discussion.

Effect of Resolution

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board value the opinion of our shareholders and will take the outcome of the vote into account when considering future executive compensation arrangements.

You may vote “FOR”, “AGAINST” or “ABSTAIN” on this proposal. If a broker or other nominee holds your shares in its name on your behalf, the broker or nominee is not permitted to vote your shares on this proposal in the absence of voting instructions from you. Abstentions and broker non-votes will not affect the outcome of voting on this proposal. To be approved, the number of votes cast “FOR” the advisory resolution must exceed the votes cast “AGAINST” the advisory resolution.

Recommendation of Board of Directors

The Board of Directors also believes that our executive compensation program aligns our named executive officers’ compensation with the long-term interests of our shareholders. Our program is guided by the philosophy that total executive compensation should vary based on achievement of goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are aligned with shareholder interests and that have benefitted and will benefit the Company over time.

For the reasons stated above, we recommend a vote “FOR” the following advisory resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for our 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, named executive officer compensation tables and related narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, as independent auditor to make an examination of our accounts for the fiscal year ending June 30, 2013, which appointment has been ratified by the Board. See the “Audit Committee Report” below for more information. If the shareholders do not ratify this appointment, other independent registered public accounting firms will be considered by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2013.

A representative of Ernst & Young LLP is expected to be in attendance at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

Principal Accountant Fees and Services

As reflected in the table below, we incurred fees in fiscal 2012 and 2011 for services performed by Ernst & Young LLP related to such periods.

	Year Ended June 30, 2012	Year Ended June 30, 2011
Audit Fees	$1,815,125	$1,483,905
Audit-Related Fees	102,711	255,947
Tax Fees	189,987	487,423
All Other Fees	—	—

Total Fees	$2,107,823	$2,227,275

In the above table, in accordance with applicable SEC rules:

•

“Audit Fees” are fees billed by the independent auditors for professional services for the audit of the consolidated financial statements included in our Form 10-K, the audit of internal control over financial reporting and review of financial statements included in our Form 10-Q’s and services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements;

•	“Audit-Related Fees” are fees for services performed during fiscal 2012 and 2011 by the independent auditors for due diligence services and their review of other SEC filings and communications; and

•	“Tax Fees” are fees for services performed during the respective years by the independent auditors for professional services related to certain foreign tax compliance, tax advice and tax planning.

Audit Committee’s Pre-approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by our independent auditor. The process for such pre-approval is typically as follows: Audit Committee pre-approval is sought at one of the Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. The authority to pre-approve non-audit services may be delegated by the Audit Committee, pursuant to guidelines approved by the Committee, to one or more members of the Committee. None of the services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

The Audit Committee has reviewed the non-audit services provided by Ernst & Young LLP and has determined that the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

OTHER BUSINESS

The Board knows of no other matter to come before the Annual Meeting. However, if any matter requiring a vote of the shareholders should be duly presented for a vote, then the persons named in the form of proxy intend to vote such proxy in accordance with their best judgment.

PROPOSALS FOR 2013 ANNUAL MEETING

We must receive shareholder proposals intended to be presented at the 2013 Annual Meeting of Shareholders by June 25, 2013 for possible inclusion in the proxy materials relating to such meeting, in accordance with the SEC’s Rule 14a-8. However, if the date of the 2013 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the 2012 Annual Meeting, the deadline will instead be a reasonable time before we begin to print and mail the proxy statement for the 2013 Annual Meeting.

Shareholders intending to present a proposal or to nominate a candidate for director for election at the 2013 Annual Meeting of Shareholders, but not to have the proposal or nomination considered for inclusion in the proxy materials for that meeting, must be eligible and give us advance written notice in accordance with our Bylaws.

The deadline for shareholders to provide written notice of intent to make nominations for the election of directors at the 2013 Annual Meeting of Shareholders (but not for inclusion in the proxy materials relating to such meeting) will be no more than 75 days and no less than 45 days prior to the date of the meeting. Our Bylaws provide that such notice shall set forth in writing (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected; and (b) as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address, as they appear on our books, of such shareholder and such beneficial owner, (ii) the class and number of shares of our common stock which are owned beneficially and of record by such shareholder and such beneficial owner and (iii) a description of all arrangements or understandings between such shareholder or beneficial owner and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by such shareholder.

For business proposals to be brought before an annual meeting by a shareholder, the shareholder must give timely notice to the Secretary and such other business must otherwise be a proper matter for shareholder action. The deadline for shareholders to provide written notice of their intent to bring a proposal (other than a nomination for the election of directors) at the 2013 Annual Meeting of Shareholders (but not for inclusion in the proxy materials relating to such meeting) is no more than 90 days and no less than 60 days prior to the first anniversary of the 2012 Annual Meeting. However, if the 2013 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered no more than 90 days and no less than 60 days prior to such Annual Meeting or the 10th day following the day on which we make a public announcement of the 2013 Annual Meeting. Assuming that the date of the 2013 Annual Meeting is not advanced or delayed in the manner described above, the required notice for the 2013 Annual Meeting would need to be provided to us not earlier than September 7, 2013 and not later than October 7, 2013.

To be in proper written form, a shareholder’s notice to the Secretary must set forth in writing as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of our common stock which are owned beneficially and of record by the shareholder and such beneficial owner and (iv) any material interest of the shareholder or such beneficial owner in such business.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain information regarding our executive officers and current directors, including each director’s specific experience, qualifications, attributes and skills that led our Board to conclude that he is well qualified to serve as a member of the Board.

Directors

Steven R. Fischer, 67, has served as Chairman of the Board since December 2009 and as a director of the Company since December 1995. Mr. Fischer served as President of North Fork Business Capital Corporation and its successor, Capital One Leverage Finance, from July 2004 to July 2008, and served as President of Transamerica Business Capital Corporation from September 2000 to February 2004, as Executive Vice President and Division Manager of Transamerica Business Capital Corporation from October 1997 to September 2000 and as Senior Vice President and Regional Manager of Transamerica Business Capital Corporation from March 1992 to October 1997. Mr. Fischer is currently a financial consultant and serves as a director of Falconstor Software Inc., a publicly held provider of storage networking infrastructure software, and Keltic Financial Services, LLC, a privately held finance company.

Mr. Fischer is a seasoned executive and has valuable experience in overseeing management. He brings to the Board extensive financial skills important to the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance matters. Mr. Fischer’s long career in the financial services industry also brings financial management expertise to our Board. His experience is important to the Board’s oversight of strategy, compensation practices, risk management and implementation of sound corporate governance practices. He serves on each committee of our Board of Directors.

Michael L. Baur, 55, has served as our Chief Executive Officer since January 2000 and as a director since December 1995. Mr. Baur has been employed with the Company since its inception, and held the position of President from that point until June 2007. Prior to joining the Company, from April 1991 to November 1992, Mr. Baur served in various positions at personal computer manufacturer Argent Technologies, Inc., including President and General Manager.

Mr. Baur has served the Company as President or CEO since its inception and has developed a deep institutional knowledge and perspective regarding the Company’s strengths, challenges and opportunities. As one of the founders of the Company, Mr. Baur brings strong leadership, entrepreneurial and business building and development skills and experience to the Board. Mr. Baur is a member of the Governance Committee.

Michael J. Grainger, 60, has served as a director of the Company since October 2004. Mr. Grainger served as President and Chief Operating Officer of Ingram Micro, Inc., a technology distributor, from January 2001 to April 2004. From May 1996 to July 2001 he served as Executive Vice President and Chief Financial Officer of Ingram Micro, and from July 1990 to October 1996 as Vice President and Controller of Ingram Industries, Inc. He previously served on the Board of Directors of Bell Microproducts from September 2006 to March 2008. Mr. Grainger currently serves on the board of directors of two multinational diversified private companies, Ingram Industries, Inc. and Belkin International Inc.

As a former executive of Ingram Micro (including serving as its Chief Financial Officer), Mr. Grainger brings extensive knowledge of our industry and our competition to the Board. He also brings extensive accounting and financial skills important in the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance, tax and treasury matters. Mr. Grainger serves as the Chairman of our Compensation Committee and serves on our Audit Committee, Nominating Committee and Governance Committee.

Steven H. Owings, 59, has served as a director of the Company since March 2011. Mr. Owings is one of the founders of the Company and previously served as Chairman of Board from the Company’s inception in

December 1992 until December 2005. Mr. Owings also served as our Chief Executive Officer from December 1992 until January 2000. Mr. Owings resigned his strategic advisor employee role and retired from employment with the Company in March 2011.

Mr. Owings’ experience as one of the founders of the Company and as one of our executives provides the Board with invaluable experience regarding the Company’s history and strengths as well as its current challenges and opportunities. Mr. Owings serves on the Governance Committee.

John P. Reilly, 64, has served as a director of the Company since June 2001. Mr. Reilly is President and CEO of Keltic Financial Services, LLC in Tarrytown, New York. Prior to that, from 1977 to 1999, he held senior management positions in the Leveraged Buy-Out, Leasing, Corporate Finance and Private Banking divisions at Citibank, N.A. Mr. Reilly also serves on the Board of Directors of Chimera Investment Corporation, a public real estate investment trust.

Mr. Reilly brings to the Board extensive financial skills important in the understanding and oversight of our financial reporting/enterprise and operational risk management and corporate finance matters. His long career in the financial services industry also brings financial management expertise to our Board. Mr. Reilly serves as chairman of the Nominating Committee and Governance Committee and serves on our Audit Committee and Compensation Committee.

Charles R. Whitchurch, 66, has served as a director of the Company since February 2009. Mr. Whitchurch served as the Chief Financial Officer of Zebra Technologies Corporation from September 1991 to June 2008. He is currently a member of the Board of Directors and Chairman of the Audit Committee of Landmark Aviation, a privately held operator of fixed base operations at multiple locations throughout the United States and Europe. Mr. Whitchurch also serves on the boards of Ashworth College, a privately held provider of nationally accredited online education, and TricorBraun Holdings, a privately held distributor of rigid packaging materials. In both companies, Mr. Whitchurch serves as Chairman of the Audit Committee.

Mr. Whitchurch previously served on the Board of Directors of SPSS, Inc. (“SPSS”), a publicly held provider of predictive analytic software. Mr. Whitchurch served on the SPSS board as Chairman of the Audit Committee from October 2003 until the sale of SPSS to IBM in October 2009.

Mr. Whitchurch’s executive career brings in-depth knowledge of business operations and strategy and broad experience related to financial and corporate governance matters through his tenure serving on the boards of directors of public companies, including serving as the chairman of audit committees. Mr. Whitchurch serves as the Chairman of our Audit Committee and serves on our Compensation Committee, Nominating Committee and Governance Committee.

Executive Officers

R. Scott Benbenek, 56, has served as President of Worldwide Operations since June 2007, and served as our Executive Vice President, Corporate Operations from 2002 to 2007. Mr. Benbenek joined the Company in 1998, and has also held the positions of Vice President of Merchandising and Director of Merchandising. Prior to joining the Company, Mr. Benbenek served as Product Manager for Gates/Arrow (now Synnex), from 1990 to 1992, and as Director of Merchandising and Vice President of Merchandising for Gates/Arrow from 1992 to 1995 and 1995 to 1998, respectively.

Richard P. Cleys, 61, has served as Vice President and Chief Financial Officer since joining the Company in November 2002. Prior to joining the Company, Mr. Cleys served as Vice President and Controller of Lanier Worldwide, Inc., a multinational office product and service distributor, from 1996 to 1998 and as Vice President-Finance and Treasurer from 1999 to 2001. From 1993 to 1996, Mr. Cleys served as Vice President and Chief Financial Officer of AB Dick, Inc., a manufacturer of printing products. On January 12, 2012, Mr. Cleys advised the Company of his intent to retire as Vice President and Chief Financial Officer of the Company. Mr. Cleys continues to serve in his current capacity to assist in the transition of his responsibilities. His retirement is expected to be effective on December 31, 2012.

John J. Ellsworth, 44, has served as Vice President, General Counsel and Corporate Secretary since August 2008. Mr. Ellsworth joined the Company in January 2003 and served as General Counsel and Corporate Secretary from January 2003 to August 2008. Prior to joining the Company, Mr. Ellsworth served as Assistant General Counsel of One Price Clothing Stores, Inc. from 2000 to 2003 and as a judicial law clerk in 1999.

Gerald Lyons, 49, has served as Senior Vice President of Finance and Principal Accounting Officer since July 2012, and served as our Vice President Financial Business Systems from January 2010 to July 2012. Mr. Lyons joined Company in April 2007 and also held the position of Vice President, Corporate Controller from April 2007 to January 2010. Prior to joining the Company, Mr. Lyons served as the Plant Controller, Global Group Controller and Plant Manager for Moen Incorporated.

Andrea D. Meade, 41, has served as Executive Vice President of Operations and Corporate Development since June 2007, and served as our Executive Vice President, Corporate Operations from 2002 to 2007. Ms. Meade joined the Company in 2000, and has also held the position of Director of Strategic Development. Prior to joining the Company, Ms. Meade served as a Senior Associate with Green, Manning & Bunch, Ltd., a middle market investment banking firm. Prior to that, Ms. Meade served as an Associate in J.P. Morgan & Co.’s Financial Institutions Group, focusing on mergers and acquisitions and advisory services.

CORPORATE GOVERNANCE MATTERS

Leadership Structure of Board

For the past twelve years, the positions of Chairman of the Board and Chief Executive Officer have been held by separate persons as an aid in the Board’s oversight of management. Our Chairman of the Board is Mr. Fischer. The duties of the non-executive Chairman of the Board include:

•	presiding over all meetings of the Board;

•	reviewing the agenda for Board meetings in consultation with our Chief Executive Officer and other members of the Board;

•	calling and presiding over meetings of the independent directors;

•	managing the Board’s process for annual director self-assessment and evaluation of the Board and of our Chief Executive Officer; and

•	presiding over all meetings of shareholders.

The Board believes that there may be advantages to having an independent chairman for matters such as communications and relations between the Board, our Chief Executive Officer and other senior management; in assisting the Board in reaching consensus on particular strategies and policies; and in facilitating a robust director, Board and Chief Executive Officer evaluation processes. Our Board currently consists of five non-employee directors and our Chief Executive Officer, Mr. Baur. One of Mr. Fischer’s roles is to oversee and manage the Board and its functions, including setting meeting agendas and presiding over Board meetings. In this regard, Mr. Fischer and the Board in their advisory and oversight roles are particularly focused on overseeing our Chief Executive Officer and senior management in their pursuit and adoption of successful business strategies, risk management policies, and management succession plans.

Board’s Role in Risk Oversight

The Board as a whole actively oversees the risk management of the Company. Enterprise risks—the specific financial, operational, business and strategic risks that we face, whether internal or external—are identified by the Board and management together, and then each risk is assigned to the full Board or a Board committee for oversight. Certain strategic and business risks, such as those relating to our products, markets and capital investments, are overseen by the entire Board. The Audit Committee oversees management of market and operational risks that could have a financial impact, or impact financial reporting, such as those relating to internal controls or liquidity. The Nominating Committee and the Governance Committee manage the risks associated with governance issues, such as the independence of the Board, and the Compensation Committee is responsible for managing the risks relating to our executive compensation plans and policies and, in conjunction with the Board, key executive succession. Management regularly reports to the Board or relevant committee on actions that we are taking to manage these risks. The Board and management periodically review, evaluate and assess the risks relevant to the Company.

Independent Directors

In accordance with the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and our Corporate Governance Guidelines (the “Guidelines”), our Board of Directors consists of a majority of independent directors. The Board has determined that four members of the Board meet the requirements for being “independent” as defined in SEC rules and regulations and NASDAQ listing standards. Mr. Baur is the only management member of the Board. Mr. Owings was employed by the Company prior to joining the Board and is therefore not currently independent for purposes of SEC rules and regulations and NASDAQ listing standards. Pursuant to our Bylaws, the Board has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act, a Compensation Committee, a Governance Committee and a Nominating Committee.

Board Meetings and Committees

The Board of Directors met a total of 22 times during the fiscal year ended June 30, 2012. Mr. Fischer served as the non-executive Chairman of the Board during the entire fiscal year. Committees of the Board met a total of 14 times during the fiscal year ended June 30, 2012. Each director attended all Board meetings and all committee meetings (for the committees on which such director served) during the fiscal year ending June 30, 2012. We expect all Board members to attend the Annual Meeting. All of our directors attended the 2011 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee is composed of Chairman Whitchurch and Messrs. Fischer, Grainger and Reilly. The functions of the Audit Committee include selecting the independent auditors, reviewing the scope of the annual audit undertaken by our independent auditors and the progress and results of their work, reviewing our financial statements and our internal accounting and auditing procedures and oversight of our internal audit function. None of our directors who are also executive officers may serve on the Audit Committee. This committee met five times during the fiscal year ended June 30, 2012. All members of the Audit Committee were in attendance at the Audit Committee meetings during the fiscal year ended June 30, 2012. Each member of the Audit Committee meets the definition of independence for audit committee members as set forth in the NASDAQ listing standards. The Board has determined that all members of the Audit Committee meet the requirements of an “audit committee financial expert” as defined in SEC rules and regulations. The Audit Committee operates pursuant to a charter adopted by the Board that sets forth the responsibilities and powers delegated by the Board to the Audit Committee and as prescribed by the SEC. A copy of the charter is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab.

Compensation Committee

The Compensation Committee is composed of Chairman Grainger and Messrs. Fischer, Reilly and Whitchurch. The functions of the Compensation Committee include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for our named executive officers, overseeing our equity-based plans, overseeing compensation risk assessment and considering such other matters as may from time to time be referred to the Compensation Committee by the Board. The Compensation Committee operates pursuant to a charter adopted by the Board that sets forth the responsibilities and powers delegated by the Board to the Compensation Committee. A copy of the charter is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab. None of our directors who are also executive officers may serve on the Compensation Committee. The Compensation Committee met seven times during the fiscal year ended June 30, 2012. All members of the Compensation Committee were in attendance at the Compensation Committee meetings during the fiscal year ending June 30, 2012. See “Executive Compensation—Compensation Discussion and Analysis” for a further discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation.

Governance Committee

The Governance Committee is composed of the entire Board of Directors. Mr. Reilly serves as the Chairman. The functions of the Governance Committee include oversight and responsibility for implementation of the Company’s program for complying with the rules and regulations of the SEC and NASDAQ (in conjunction with the Audit Committee, where necessary or appropriate) as well as other NASDAQ rulemaking initiatives pertaining to corporate governance considerations. The Governance Committee operates pursuant to a charter adopted by the Board of Directors that sets forth the responsibilities and powers delegated by the Board to the Governance Committee. A copy of the charter is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab. The Governance Committee held one committee meeting in the fiscal year ended June 30, 2012. All members of the Governance Committee were in attendance at the Governance Committee meeting during the fiscal year ended June 30, 2012.

Nominating Committee

The Nominating Committee is composed of Chairman Reilly and Messrs. Fischer, Grainger, and Whitchurch and is therefore comprised solely of independent directors. The functions of the Nominating Committee include oversight and responsibility for the recruitment and nomination of our directors from time to time including, but not limited to, the nomination of directors for election at each annual meeting of our shareholders by a majority of the independent directors on the Board. The Nominating Committee held one committee meeting in the fiscal year ended June 30, 2012. All members of the Nominating Committee were in attendance at the Nominating Committee meeting during the fiscal year ended June 30, 2012.

The Nominating Committee will identify and screen potential nominees for directors and recommend nominees to the Board. The Nominating Committee has not adopted specific objective requirements for service on the Board. Instead, the Nominating Committee will consider various factors in determining whether to recommend to the Board potential new Board members, or the continued service of existing members, including the nominee’s experience and skills and whether such skills or experience are particularly relevant to us; whether the nominee would be an independent director under NASDAQ listing standards and applicable law; and in the case of existing members, the nominee’s contributions as a member of the Board during his or her prior service. The Nominating Committee strives to nominate directors with a variety of complementary skills so that the Board, as a whole, will possess the appropriate talent, skills and expertise to oversee our business.

The Nominating Committee operates pursuant to a charter adopted by the Board of Directors that sets forth the responsibilities and powers delegated by the Board to the Nominating Committee. A copy of the charter is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab.

Director Education

Each member of the Board has completed accredited director education programs. We provide our directors with the opportunity and pay for our directors to attend director education programs. The Company and each Board member are members of the National Association of Corporate Directors (“NACD”). As a member of the NACD, the Company and each Board member have access to the programs, materials, reports, and research teams made available to directors by the NACD.

Corporate Governance Guidelines

The Board has established Guidelines that address various governance matters including the role, function, responsibilities, size and composition of the Board of Directors, Board tenure, service on other public company boards, conflict of interest issues, executive sessions of non-management directors, review of committee charters and the Board self-evaluation process. A copy of the Guidelines is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab.

General Board Functions

The Guidelines set forth general functions of the Board, including holding regular and, where appropriate, special meetings, periodically reviewing management’s performance and our organizational structure, reviewing and approving corporate strategy, determining compensation for our named executive officers and awarding equity-based compensation, overseeing our accounting and financial reporting process and audits of our financial statements, and identifying potential candidates for Board membership.

Retention of Independent Advisors

The Guidelines provide that the Board of Directors may retain independent advisors when appropriate.

Succession Planning

Our Board of Directors engages in an active succession planning process. On a periodic basis, with the assistance of our Chief Executive Officer, it reviews the potential in-house candidates for each of the critical senior management positions and identifies areas of growth for those candidates that will best enable them to fill any need that we might have. Where there is not a satisfactory in-house candidate for a position, the Board considers whether outside candidates are likely to be available in a timely manner and whether other alternatives need to be considered.

Board Tenure

The Board of Directors is elected annually and is not classified.

Composition of Board

The Board of Directors currently consists of six members. The size of the Board of Directors may be increased or decreased by resolution of the Board of Directors. The Board has fixed the number of directors at six. The Guidelines provide that a majority of the Board will at all times be independent. Through the Nominating Committee, the Board will identify potential candidates for Board membership with the objective being that all new, non-management candidates will be independent. The Nominating Committee will confirm the independence of the non-management directors on an annual basis. The Board of Directors has determined that each of Messrs. Fischer, Grainger, Reilly and Whitchurch meet the requirements for being “independent” as defined in SEC rules and regulations and NASDAQ listing standards. Mr. Owings was an employee of the Company until his retirement in March 2011. Mr. Baur is the only management member of the Board.

Service on Other Public Company Boards

All members of the Board are compliant with the Guidelines regarding service on boards and audit committees of other public companies.

Executive Sessions of Independent Directors

Pursuant to the Guidelines, independent directors must meet regularly without management present. Our independent directors met five times in executive session during fiscal 2012.

Director Evaluations and Reviews

In accordance with the Guidelines, the Board and the Governance Committee conduct periodic performance reviews of the Board of Directors and its committees. As a part of the evaluation process, the Board and committees meet and discuss self-assessments and corporate governance matters.

Communications Between Security Holders and Board of Directors

Our security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to our Secretary by mail in the care of the Secretary, at our principal executive offices, or by e-mail to john.ellsworth@scansource.com. All written communications will be compiled by the Secretary and promptly submitted to the individual directors being addressed or to the chair of the committee whose areas of responsibility include the specific topic addressed by such communication, or in all other cases, to the Chairman of the Board.

Code of Ethics

Our Code of Conduct applies to all of our executive officers, including our Chief Executive Officer and our Chief Financial Officer, directors and employees. We will provide a copy of the Code of Conduct upon request to any person without charge. Such requests may be transmitted by regular mail in the care of the Secretary. We have posted the Code of Conduct on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab.

We will post on our website, www.scansourceinc.com under the “Corporate Governance” tab, or will disclose on a Form 8-K filed with the SEC, any amendments to, or waivers from, a provision of the Code of Conduct that apply to our Chief Executive Officer and our Chief Financial Officer, or persons performing similar functions, and that relate to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the Code of Conduct, or (v) accountability for adherence to the Code of Conduct. Any waiver granted to an executive officer or a director may only be granted by the Board and will be disclosed, along with the reasons therefor, on a Form 8-K filed with the SEC. No waivers were granted in fiscal 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Our directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2012, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2012, Messrs. Fischer, Grainger, Reilly and Whitchurch served on the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during the fiscal year ended June 30, 2012, or at any time prior thereto. During the fiscal year ended June 30, 2012, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and no executive officers served on the compensation committee (or equivalent) or the board of directors, of another entity whose executive officer(s) served on our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

At the Company’s 2011 annual meeting of shareholders, 93.6% of the shares voting voted in support of the compensation of the Company’s named executive officers. Since that time, there have been no changes to our named executive officer compensation philosophy, plans or agreements.

The primary components of our executive compensation program—base salary, annual cash incentives and long-term equity incentives—are intended to link pay to performance and reward the performance of our named executive officers, as measured by the financial and operating results of the Company. Evaluating and rewarding the performance of our named executive officers in light of the financial and operating results of the Company aligns the opportunities and compensation of our named executive officers with the interests of our shareholders in increasing the profitability of the Company and delivering long-term shareholder value. We refer to the following individuals as our named executive officers:

•	Michael L. Baur, Chief Executive Officer,

•	R. Scott Benbenek, President of Worldwide Operations,

•	Richard P. Cleys, Vice President & Chief Financial Officer,

•	John J. Ellsworth, Vice President, General Counsel & Corporate Secretary, and

•	Andrea D. Meade, Executive Vice President of Operations & Corporate Development.

Our executive compensation program is intended to attract, motivate, reward and retain the corporate leadership necessary to achieve long-term and short-term corporate objectives and to increase shareholder value. We are mindful of the considerable competition in our industry for talented executive officers and the importance to the Company of the continuity of service of our named executive officers. Each of our named executive officers has served the Company for more than nine years, and our Chief Executive Officer participated in the founding of the Company. Consequently, each named executive officer possesses invaluable institutional knowledge which positively impacts our efficiency and profitability. As a result, in order to retain our talented leadership, and to attract and develop future leaders of the Company, we seek to provide a compensation structure for our named executive officers that is competitive with executive compensation offered by comparable public companies.

The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in the decision to approve or revise the executive compensation program, although no one factor is assigned a quantitative weighting. At the Company’s 2011 annual meeting of shareholders, 93.6% of the shares voting voted in support of the compensation of the Company’s named executive officers. In fiscal 2012, the Compensation Committee considered these results and did not implement changes to our executive compensation program.

In this section, we provide a discussion and analysis of the material elements of our compensation programs and policies, the material compensation decisions we made under those programs and policies with respect to our named executive officers, and the material factors considered in making those decisions. The Compensation Committee meets several times a year to consider, approve and revise, if necessary, our executive compensation program. The principal objectives and features are summarized as follows:

Components of Executive Compensation	Key Objectives, Features and Considerations
Base Salary

•      Base salary is linked to the competitive market environment for each position and is determined in light of each named executive officer’s role, responsibilities, experience, qualifications, length of service to the Company and corporate objectives, as well as each individual’s performance and contribution to the performance of the Company.

•      The Compensation Committee also focuses on each named executive officer’s total compensation package, the overall state of the economy and results of the executive officers’ annual performance reviews, which evaluate the executive officers’ decision-making skills and their demonstrated skills in developing the individuals who report to them.

•      Increases, if any, to base salary are founded generally upon a subjective assessment of overall individual performance, internal equity, market trends and the Company’s performance.

•      In evaluating the Company’s performance, the primary consideration is our financial performance for the relevant annual period, with a focus on return on invested capital (“ROIC”) and operating income, each of which aligns executive and shareholder interests and is considered to have a strong correlation with shareholder value creation.

Annual Cash Incentives

•      Variable cash incentives are designed to encourage the achievement of various pre-determined performance metrics, business growth opportunities, management goals and profitability of business units, all of which focus our named executive officers on performance goals intended to enhance shareholder value.

•      Operating income and ROIC are the primary measurements of performance for cash incentive awards because of our belief that each such measurement has a strong correlation with shareholder value.

Components of Executive Compensation	Key Objectives, Features and Considerations
Long-Term Equity Incentives

•      Awarding long-term equity incentives in the form of stock options, restricted stock awards and restricted stock units directly aligns the interests of our named executive officers and shareholders.

•      Vesting schedules and restrictions associated with performance-based and service-based restricted stock awards and restricted stock units effectively encourage the retention of our named executive officers and incentivize outstanding performance.

•      In approving long-term equity incentives, the Compensation Committee focuses on our overall performance, the value of the proposed award, the amount and value of awards given in prior years, and the overall compensation package, with the ultimate goal of motivating, rewarding and retaining critical leadership through the efficient use of equity and the preservation of shareholder value.

•      Linking the personal financial interests of our named executive officers to the Company’s long-term performance discourages excessive risk-taking and encourages behavior that supports sustainable shareholder value creation.

Other Executive Benefits

•      We provide competitive benefits to our named executive officers, with the goal of attracting, motivating and retaining our named executive officers. Benefits generally include a 401(k) plan, a profit sharing plan, deferred compensation, paid time off, health insurance, vision insurance, dental insurance, life insurance, disability insurance and employee stock purchase plans.

As described above, in evaluating the Company’s performance and in rewarding our named executive officers, emphasis is placed on ROIC and operating income, each of which is described and analyzed at length in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s periodic reports filed with the SEC. ROIC and operating income are defined as follows:

Measurement	Definition and Features
Return on Invested Capital (“ROIC”) [1]

•      ROIC is an amount expressed as a percentage of the Company’s annual (or annualized) EBITDA[1] (net income plus interest expense, income taxes, depreciation and amortization) divided by average shareholders’ equity and interest-bearing debt (defined as the sum of shareholders’ equity at the beginning of the period added to the sum of shareholders’ equity at the end of the period, divided by 2, plus the average daily interest- bearing debt for the period).

•      It is the primary metric relied upon by our management to monitor and evaluate our business performance.

•      We believe that it is the preferred measurement that best balances our operating results with our asset and liability management.

•      It excludes the results of capitalization decisions (debt vs. equity).

•      ROIC is a measure that is easily computed, communicated and understood, and is considered to have a strong correlation with shareholder value.

•      It is an indicator of management’s efficiency at allocating the capital under its control to generate returns.

Operating Income

•      Operating income is the amount reflected for the line item identified as “Operating Income” on the Company’s audited and unaudited consolidated financial statements, though the Compensation Committee does have the discretion to make adjustments for extraordinary or one-time events.

In this proxy statement, you will find a series of tables containing specific information detailing the compensation earned or paid to our named executive officers in fiscal years ending June 30, 2012, 2011 and 2010. The discussion below is intended to provide additional detail, particularly with respect to the fiscal year ending June 30, 2012, to help you understand the information provided in this Executive Summary and in the executive compensation tables, and to put that information into context within our overall compensation program.

[1]	We provide a reconciliation of the differences between this non-GAAP financial measure and its most directly comparable GAAP financial measure in Appendix A to this proxy statement.

Employment Agreements; Departure of Executive Officer

During fiscal 2011, each of the named executive officers entered into new employment agreements having a term of three years, ending June 30, 2014. At the Company’s 2011 annual meeting of shareholders, the Company’s shareholders overwhelmingly approved, on an advisory basis, the compensation of the Company’s named executive officers. Since that time, there have been no material changes to the new employment agreements, philosophy, goals or components of our executive compensation program.

We have entered into employment agreements with each of our named executive officers because we believe that such agreements are necessary to attract, motivate and retain executive talent and foster continuity among our leadership. The compensation and benefit packages provided under these agreements are composed of, among other things, a base salary, incentive compensation, severance benefits, reimbursement of expenses, paid vacation and access to retirement and welfare benefit plans, practices, policies and programs. All of the employment agreements with our named executive officers contain a double trigger change in control arrangement, such that severance benefits are not payable upon a change in control unless a termination of employment by the executive also occurs within a specified time after the change of control as a result of the failure of the Company or the successor entity to offer the executive a new employment agreement with the same or better compensation and terms and conditions of employment. As a result, we have sole control over whether change in control severance benefits are triggered. In addition, there are no tax gross up benefits included within the employment agreements. Please see “Potential Payments upon Termination or Change in Control” below for a detailed description of the severance benefits, and “Employment, Severance and Change in Control Agreements” below for a detailed description of such agreements.

On January 12, 2012, Mr. Cleys advised the Company of his intent to retire as Vice President and Chief Financial Officer of the Company. Mr. Cleys continues to serve in his current capacity to assist in the transition of his responsibilities. His retirement is expected to be effective on December 31, 2012.

Fiscal Year 2012 Performance

During the fiscal year ending June 30, 2012, the Company achieved solid financial performance, with operating income increasing slightly as compared to the fiscal year ending June 30, 2011. In evaluating and monitoring the Company’s financial condition and operating performance, the Company’s management places a significant emphasis on operating income and ROIC. Management uses ROIC, a non-GAAP measure, to assess its efficiency at allocating the capital under its control to generate returns. The Company’s operating income and ROIC for the fiscal year ending June 30, 2012 demonstrated the successful performance of our Company and our named executive officers:

•

The Company posted operating income of $113.5 million during fiscal 2012, which represents a slight increase over the previous fiscal year’s operating income of $113.1 million. Operating income for each of fiscal 2012 and fiscal 2011 increased sharply, as compared to fiscal 2010, when operating income was $75.8 million.

•	The Company’s ROIC for fiscal 2012 was 17.2%. This percentage is higher than ROIC achieved by the Company during fiscal 2010 of 16.7%, but it is lower than the Company’s fiscal 2011 ROIC of 20.6%.

Fiscal Year 2012 Pay Implications

Performance-based compensation provides the foundation of our executive compensation philosophy and program design. As discussed above in our “Executive Summary” section and in greater detail below, we use operating income and ROIC in evaluating and rewarding the performance of our named executive officers. We believe that our executive compensation program has incentivized our senior management to focus their efforts on the short-term and long-term financial interests of our shareholders and that our named executive officers played a critical role in the financial results of the Company during the fiscal year ending June 30, 2012. We believe it is in the best interests of the Company and its shareholders that a significant portion of our named executive officers’ compensation is at risk and must be earned through the achievement of predetermined objective criteria. While the predetermined objective criteria should not be impossible to attain, we believe that the level of performance required to satisfy the objectives in any given year in order to reach the targeted award level should not be easily achievable and should require strong financial results.

Because of the emphasis in our executive compensation program on performance-based pay, the Company’s financial performance during fiscal 2012 is reflected in the compensation of each of our named executive officers during fiscal 2012, particularly with respect to payouts pursuant to our annual cash incentive program and the forfeiture by certain named executive officers of performance-based restricted stock awards. We believe that the cash incentive awards paid to our named executive officers under their annual cash incentive arrangements appropriately reward the named executive officers for their contribution to our solid fiscal 2012 financial performance. The failure of the Company to reach certain financial objectives in fiscal 2012 which were tied to operating income and ROIC caused our named executive officers to earn a lower amount of cash incentives than they earned in fiscal 2011. For fiscal 2012, based upon our financial performance and the individual performance of each named executive officer, the cash incentives paid to our named executive officers under the cash incentive plans set forth in their respective employment agreements aggregated to $2,261,735, which represents an 11.3% decrease from the cash incentive amount paid in fiscal 2011 pursuant to our annual cash incentive program. Accordingly, our named executive officers received a 20.7% decrease in total compensation, from a total of $8,880,394 in fiscal 2011 to a total of $7,041,104 in fiscal 2012. In addition, the vesting of certain restricted stock awards, which the Company previously granted to Messrs. Benbenek and Cleys and Ms. Meade, was dependent upon the Company achieving operating income equal to or in excess of $115 million in fiscal 2012. Because the Company narrowly missed achieving operating income of $115 million, Messrs. Benbenek and Cleys and Ms. Meade forfeited, in the aggregate, 6,134 shares of the Company’s common stock.

We believe these results are appropriately aligned with the Company’s fiscal 2012 financial performance, and its impact on shareholder value, as evidenced by the year-over-year stability of the Company’s operating income and diluted earnings per share, neither of which changed by more than 1% between fiscal 2011 and fiscal 2012. In addition, the total compensation of our named executive officers has increased or decreased during the fiscal years ending June 30, 2010, 2011 and 2012 as ROIC has increased or decreased. We believe this positive correlation between performance and pay appropriately motivates and rewards our named executive officers and is beneficial to both the Company and its shareholders.

In addition, we believe that it is important to link each of our named executive officers’ compensation and personal financial interests with long-term shareholder value creation. Accordingly, 28.5% of our Chief Executive Officer’s compensation in fiscal 2012, and 31.0% of the compensation of all other named executive officers, was paid in the form of long-term equity incentives.

Greater detail regarding the compensation of our named executive officers can be found within the 2012 Summary Compensation Table located within this proxy statement.

Objectives of Our Compensation Program

In general, we operate in a marketplace characterized by significant competition for talented executives. Continuity of personnel is a critical success factor to our business. The objective of our executive compensation program is to enable us to attract, motivate, reward and retain the management talent necessary to achieve both long-term and short-term corporate objectives and enhance shareholder value. We also aim to establish executive compensation levels that correlate directly to the executive officer’s level of responsibility, with the compensation of executive officers carrying responsibility for multiple business units being tied to our performance as a whole. Additionally, we aim to provide our executive officers with incentive-based compensation tied to our performance in achieving growth and improved profitability, which aligns each executive’s opportunity with the interests of our shareholders. To do this effectively, our philosophy is that our compensation program must provide our executive officers with a total compensation package that is reasonable in relation to our performance, sufficiently competitive with the packages offered by competitors of similar size in our industry, and internally equitable.

How Executive Compensation is Determined and Assessed

The Compensation Committee establishes and reviews our executive compensation policies and practices, reviews the pay plans and equity awards offered to our named executive officers, oversees our equity-based plans, and considers such other compensation matters as may from time to time be referred to the Compensation Committee by the Board. The Compensation Committee consists of four non-employee directors who meet the standard for independence under NASDAQ rules. We believe that the Compensation Committee’s independence from management allows the Compensation Committee members to provide unbiased consideration of various elements that could be included in our executive compensation program and apply independent judgment about which elements will best achieve our compensation objectives.

The Compensation Committee meets several times a year to review and approve new and existing executive compensation programs and, if necessary, recommend approval to the Board of Directors. The Compensation Committee has not established a formal policy for the manner in which it allocates executive compensation between cash and non-cash components, short-term and long-term components, or among benefits, perquisites or other forms of non-cash compensation. Instead, the Compensation Committee focuses on the past performance and contribution of each named executive officer in determining the overall structure of executive compensation packages. The Compensation Committee determines the Chief Executive Officer’s compensation. The Compensation Committee also relies upon the recommendations of the Company’s management team, particularly Mr. Baur, our Chief Executive Officer, regarding the compensation of the named executive officers other than the Chief Executive Officer. The Chief Executive Officer, with input from other executive officers, reviews the performance of each of the named executive officers (the Chief Executive Officer’s performance (for compensation purposes) is reviewed solely by the Compensation Committee) and presents recommendations for compensation adjustments, including any adjustments to base salary, variable compensation and/or equity awards, to the Compensation Committee.

During the fiscal year ended June 30, 2012, the Compensation Committee met seven times for the express purpose of discussing executive compensation matters. The Compensation Committee has the authority to hire outside advisors and experts, including compensation consultants, to assist it. As described in greater detail in the Company’s 2011 proxy statement, the Compensation Committee retained the services of a compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”), in fiscal 2011 in advance of the Company’s entry into three-year amended and restated employment agreements with each of the named executive officers. During fiscal 2011, Pearl Meyer conducted an analysis of the Company’s named executive officers’ compensation, a risk-based review of the Company’s compensation program and a broad review of the Company’s equity incentive program. The Compensation Committee also retained Pearl Meyer in fiscal 2012 to review performance measures and calculations with respect to the bonus plan for our Chief Financial Officer. In its review of the Company’s equity incentive program and the bonus plan for our Chief Financial Officer, Pearl Meyer did not refer the Compensation Committee to a peer group of public companies. Because there was no change in compensation plans or design in fiscal 2012 no outside risk assessment was conducted.

During fiscal 2012, Pearl Meyer worked only for the Compensation Committee and performed no additional services for the Company or any of its named executive officers. The Compensation Committee Chairman approved all work performed by Pearl Meyer and received and approved copies of all invoices for services submitted by Pearl Meyer. During fiscal 2012, the Compensation Committee did not use the services of any other compensation consultant.

Elements of Compensation

Our compensation program for our named executive officers consists of three core elements: base salary, cash incentives and long-term equity incentives. We also provide our named executive officers with retirement benefits, severance benefits and change in control benefits. The employment agreements with each of our named executive officers and the performance-based restricted stock award agreements and the performance-based restricted stock unit agreements for certain of our named executive officers set forth their respective compensation components, as described below. There were no changes in the elements or design of our compensation programs for our named executive officers in fiscal 2012.

Base Salary

Base salaries for each of our named executive officers are described in the employment agreements between each named executive officer and the Company. Increases, if any, in base salary are determined through a subjective assessment of each named executive officer’s performance, in light of his or her responsibilities, goals and objectives, his or her position with the Company and our overall performance during prior periods. Any relevant market trends and internal compensation equity issues also may be considered, including each named executive officer’s distribution industry experience relative to others. All named executive officer employment agreements require an annual review of base salary by the Compensation Committee, which at its complete and sole discretion may provide for a base salary increase. In evaluating our performance, the primary focus is upon financial performance for the relevant annual period, measured generally by ROIC and operating income. The base salaries for each of our named executive officers during the fiscal year ending June 30, 2012, were as follows:

Named Executive Officer	Base Salary
Mr. Baur	$800,000
Mr. Benbenek	$378,000
Mr. Cleys	$307,800
Mr. Ellsworth	$243,000
Ms. Meade	$270,800

Base salaries are reviewed annually by the Compensation Committee and adjusted appropriately. The Compensation Committee addressed the base salaries of each of our named executive officers. The Compensation Committee considered the total compensation packages for Messrs. Baur, Benbenek, and Ellsworth and Ms. Meade and determined that their existing base salaries were not in need of adjustment, given the performance incentives included in each of their compensation packages. The Compensation Committee also concluded that the base salary of Mr. Cleys was not in need of adjustment in light of his announced intention to retire, which is expected to be effective December 31, 2012. The annual base salaries of the named executive officers, effective July 1, 2012, are as follows:

Named Executive Officer	Base Salary
Mr. Baur	$800,000
Mr. Benbenek	$378,000
Mr. Cleys	$307,800
Mr. Ellsworth	$243,000
Ms. Meade	$270,800

Annual Cash Incentives

Variable cash incentives reward our named executive officers for the attainment of pre-determined performance metrics and provide an incentive for continued performance in the future. This component of compensation has also been used to reward our named executive officers for business growth opportunities and the profitability of the Company as a whole. The fiscal 2012 cash incentives for Messrs. Baur and Benbenek and

Ms. Meade were based on performance metrics of our operating income and ROIC, as specified in their employment agreements. The fiscal 2012 cash incentive for Mr. Cleys was based on performance metrics of our operating income, ROIC, and aging of accounts receivable, as described in his employment agreement. Mr. Ellsworth’s annual cash incentive for fiscal 2012 was based upon his performance and attainment of established management and performance goals.

ROIC is used as a performance measurement for several reasons: (i) it is the primary metric relied upon by our management to monitor and evaluate our business performance, (ii) we believe that it is the preferred measurement that best balances our operating results with our asset and liability management, (iii) it excludes the results of capitalization decisions (debt vs. equity), (iv) it is easily computed, communicated and understood by employees and shareholders alike, and (v) it is considered to have a strong correlation with shareholder value. For these reasons, we establish variable cash incentives for certain of our named executive officers contingent on the Company achieving ROIC levels that we believe will influence our executive officers’ decisions in a manner that will benefit our shareholders.

For Messrs. Baur and Benbenek and Ms. Meade, the actual dollar value of the cash incentive award is calculated as a percentage of operating income. For Mr. Baur, the percentage of operating income which he receives as a cash incentive award is determined by ROIC performance. For Mr. Benbenek and Ms. Meade, the target amounts of variable cash incentive are 0.35% and 0.25% of operating income, respectively, though the actual amount paid to Mr. Benbenek and Ms. Meade is dependent upon ROIC performance. We believe this effectively aligns the financial interests of each executive officer with our performance and profitability.

While ROIC and operating income were used as performance metrics for calculating the cash incentive award paid to Messrs. Baur, Benbenek, and Cleys and Ms. Meade in fiscal 2012, the formula for calculating the dollar value of the cash incentive award is different for each executive officer. The formula for each such executive officer for fiscal 2012, as set forth in each executive officer’s employment agreement, was subjectively determined based on an evaluation of our historical performance and the growth expectations and metrics developed from that evaluation. Factors such as the named executive officer’s scope of responsibility, our past performance, with the results of the most recent fiscal years being emphasized, the general consensus of the Compensation Committee, Board of Directors and executive management team regarding the forecast for at least the next two fiscal years, and other internal or external factors affecting our business model were also generally considered. The Compensation Committee also considered the need to set the formula for each executive officer at a level where achieving the target incentive compensation levels is not guaranteed and the achievement of the target incentive compensation levels is rewarding to both the executive and to the shareholders.

For the fiscal year ended June 30, 2012, the cash incentives paid to our named executive officers under each of the cash incentive arrangements set forth in their respective employment agreements aggregated to $2,261,735, or 2.0% of operating income. The mechanics of determining the amount, if any, of the cash incentive award for each named executive officer are set forth in each of their respective employment agreements with the Company. For Messrs. Baur and Benbenek and Ms. Meade, the Compensation Committee structured the cash incentive portion of their total compensation to be tied solely to ROIC and operating income so that this portion of their total compensation is directly aligned with our performance. The specific cash awards for each named executive officer for fiscal 2012 are detailed below.

Mr. Baur. For the fiscal year ended June 30, 2012, Mr. Baur’s annual cash incentive award, reflected as a percentage of operating income, was calculated as follows:

Return on Invested Capital	% of Operating Income
Greater than 30%	1.75%
30% or less and greater than 25%	1.65%
25% or less and greater than 23%	1.60%
23% or less and greater than 20%	1.50%
20% or less and greater than 17%	1.30%
17% or less and greater than 13.5%	1.10%
13.5% or less and greater than 10%	0.75%
10% or less	0

The Company’s ROIC for fiscal 2012 was 17.2%, and Mr. Baur’s fiscal 2012 bonus award was determined to be $1,475,708. Mr. Baur’s cash incentive will be calculated in the same manner for the fiscal years ending June 30, 2013 and 2014.

Mr. Benbenek. Mr. Benbenek’s target cash incentive opportunity, reflected as a percentage of operating income, is 0.35% of our operating income. The amount of Mr. Benbenek’s annual cash incentive award was calculated by multiplying operating income by a factor of .0035 and by a percentage, as follows:

Return on Invested Capital	% for Calculation
Greater than or equal to 30%	115%
25% or more and less than 30%	110%
20% or more and less than 25%	100%
10% or more and less than 20%	90%
Less than 10%	70%

The Company’s ROIC for fiscal 2012 was 17.2%, and Mr. Benbenek’s fiscal 2012 bonus award was determined to be $357,575. Mr. Benbenek’s target cash incentive opportunity will remain the same for the fiscal years ending June 2013 and 2014.

Ms. Meade. Ms. Meade’s target cash incentive opportunity, reflected as a percentage of operating income, is 0.25% of our operating income. The amount of Ms. Meade’s annual cash incentive award was calculated by multiplying operating income by a factor of .0025 and by a percentage, as follows:

Return on Invested Capital	% for Calculation
Greater than or equal to 30%	115%
25% or more and less than 30%	110%
20% or more and less than 25%	100%
10% or more and less than 20%	90%
Less than 10%	70%

The Company’s ROIC for fiscal 2012 was 17.2%, and Ms. Meade’s fiscal 2012 bonus award was determined to be $255,411. Ms. Meade’s target cash incentive opportunity will remain the same for the fiscal years ending June 30, 2013 and 2014.

Mr. Cleys. For fiscal 2012, Mr. Cleys’ annual cash incentive award was determined by the Compensation Committee, with input from the Chief Executive Officer, based upon the achievement of goals in the following areas: (i) our ROIC, which accounted for 40% of Mr. Cleys’ target annual cash incentive; (ii) our growth in operating income, which accounted for 40% of Mr. Cleys’ target annual cash incentive; and (iii) our aging of accounts receivable, which accounted for 20% of Mr. Cleys’ target annual cash incentive. Mr. Cleys’ maximum annual cash incentive opportunity for fiscal 2012 was $150,000. Any earned cash incentive was paid quarterly during fiscal 2012. The annual cash incentive award based upon ROIC was determined as follows:

Return on Invested Capital	Annual Cash Incentive
Greater than or equal to 25%	$60,000
20% or more and less than 25%	$50,000 – $60,000, prorated
10% or more and less than 20%	$40,000 – $50,000, prorated
Less than 10%	$0

The Company’s ROIC for fiscal 2012 was 17.2%, and Mr. Cleys’ fiscal 2012 award for this portion of his annual cash incentive was determined to be $47,207. Mr. Cleys’ annual cash incentive award based upon the growth of the Company’s operating income, year to year, was determined as follows:

Growth of Operating Income	Annual Cash Incentive
Greater than or equal to 12%	$60,000
8% or more and less than 12%	$50,000 – $60,000, prorated
4% or more and less than 8%	$40,000 – $50,000, prorated
Less than 4%	$0

In determining growth in operating income for the quarter ended March 31, 2012, and for the year ended June 30, 2012, the Compensation Committee excluded the effects of a SERP entered into with the Company’s founder. In determining growth in operating income for the quarter ended December 31, 2011, and for the year ended June 30, 2012, the Compensation Committee excluded the effects of a $3.1 million cash litigation settlement. After adjusting for these effects, the growth of the Company’s operating income, year to year, for the fiscal year ended June 30, 2012, was less than 4%, and therefore, Mr. Cleys’ did not receive any portion of this annual cash incentive.

Finally, Mr. Cleys’ annual cash incentive award associated with the aging of the accounts receivable of the Company was based upon specific goals established by the Chief Executive Officer, with a maximum annual cash incentive opportunity of $30,000 for this portion of Mr. Cleys’ total annual cash incentive opportunity. The specific goals established by the Chief Executive Officer for fiscal 2012 were as follows:

Aging of Accounts Receivable	Annual Cash Incentive
Less than 54 days	$30,000
54 days or more and less than 57 days	$30,000 – $25,000, prorated
57 days or more and less than 59 days	$25,000 – $20,000, prorated
More than 59 days	$0

Based upon an assessment of those goals by the Compensation Committee, Mr. Cleys’ fiscal 2012 award for this portion of his annual cash incentive was determined to be $25,834, causing his total fiscal 2012 annual cash incentive award to total $73,041.

Mr. Ellsworth. For each of the fiscal years ending June 30, 2012, 2013 and 2014, Mr. Ellsworth’s maximum annual cash incentive will be $100,000, and will be based on a subjective assessment of his performance and the attainment of management and performance goals established by the Compensation Committee, with input from our Chief Executive Officer. Based upon an assessment of these goals by the Compensation Committee, Mr. Ellsworth’s fiscal year 2012 award for this portion of his annual cash incentive was determined to be $100,000.

Discretionary Cash Bonus

In addition to the cash incentives paid to our named executive officers under each of the annual cash incentive plans set forth in their respective employment agreements, in certain circumstances, the Compensation Committee will approve discretionary cash bonuses for named executive officers. There were no discretionary cash bonuses paid to our named executive officers during fiscal 2012.

Long-Term Equity Incentives

General Overview

Equity awards are a significant component of our executive officer compensation. We grant equity awards, currently in the form of stock options, restricted stock awards and/or restricted stock units, to promote the success and enhance the value of the Company by providing participants with an incentive for outstanding performance. Equity awards are granted under the 2002 Plan, which is designed to align the interests of participants, including our named executive officers, with those of the shareholders by linking a portion of their compensation directly to increases in shareholder value. Equity-based awards also provide the Company with the flexibility to motivate, attract and retain the services of employees upon whose judgment, interest and special effort the successful conduct of our operation is largely dependent. We believe that equity awards provide long-term incentives to executive officers because they tie the executive officers’ financial interests to those of our shareholders.

We maintain a formal Equity Award Grant Policy whereby equity awards to employees are made by, or with the oversight of, the Compensation Committee, and equity awards to directors are made by, or with the oversight of, the Board. Under the policy, the Compensation Committee has delegated limited authority to our Chief Executive Officer to make awards to newly-hired or newly-promoted employees who are not officers or directors under Section 16(a) of the Exchange Act or “covered employees” under Code Section 162(m), subject to individual grant limits of either (but not both) options or stock appreciation rights (or similar awards) for up to 40,000 shares, or restricted awards or restricted stock units (or similar awards) for up to 15,000 shares. The Compensation Committee must approve other equity awards to employees, including grants to officers under Section 16(a) of the Exchange Act and to “covered employees” under Code Section 162(m), and either the Board or the Compensation Committee must approve equity grants in connection with a merger, acquisition or similar transaction. Under the policy, our General Counsel and Chief Financial Officer oversee the documentation of and accounting for equity award grants.

The Compensation Committee historically has granted annual service-based equity awards to employees based on merit and which typically vest over a three-year period, provided that the grantee remains employed with the Company through each vesting date. The grant date for annual equity awards is typically the date following the annual shareholders meeting, provided that such grants must be made during an open “window” for stock transactions (under our insider trading compliance program). In the event that the scheduled annual grant date following the annual shareholders meeting does not occur during an open window with respect to the participant, the annual grant for such participant will occur at the next Compensation Committee meeting that occurs during an open window. The annual grant date for senior officers is the same as the annual grant date for other employees unless the Compensation Committee determines otherwise.

In addition to the annual service-based equity awards discussed above, the Compensation Committee, from time to time, also grants to certain of our named executive officers additional performance-based restricted stock awards and/or restricted stock units that contain both performance and service vesting conditions over a multi-year period. These combined performance and service-based awards are discussed in greater detail below. Please also see “Employment, Severance and Change in Control Agreements—Restricted Stock Awards and Restricted Stock Units” below for a detailed description of these awards.

The Compensation Committee also may meet quarterly, or more often as required, to make special grants of equity awards in the case of the hiring or promotion of persons who are Section 16 officers or Code

Section 162(m) “covered employees” or other eligible persons, or in other situations not involving annual grants. The grant date for non-annual grants approved by the Compensation Committee is the date of the Compensation Committee meeting at which such grants are approved, provided that the meeting occurs during an open window, except in the case of newly hired or newly promoted officers or employees, in which case the grant date is the fifth trading day of the next month (or, if the window is closed on that date, the first succeeding trading day when the window is open). New hire or promotion grants made by the Chief Executive Officer also occur on the fifth trading date of the month following hire and CEO approval of the grant, provided that the window is open on such date (or, if the window is not open on such date, on the first succeeding trading day when the window is open). In any event, all equity awards must be made during an open window with respect to such person.

The number of shares subject to service-based stock options or restricted stock awards granted by the Compensation Committee to our executives in a given year is based on, among other things, overall Company performance, the number of shares available for awards under the 2002 Plan, the value of the proposed award and the amount of options and/or shares of restricted stock or restricted stock units awarded in prior years, with the ultimate purpose of motivating, rewarding and retaining executive officers while maintaining efficient use of equity and preserving shareholder value.

The exercise price of all stock options granted by the Compensation Committee, including grants by our Chief Executive Officer pursuant to delegated authority, cannot be less than 100% of the fair market value (as determined under the applicable stock plan) of the common stock on the date of the grant. Stock options generally are subject to a three-year vesting schedule and a 10-year term. Restricted stock awards and restricted stock units that are not performance-based generally are subject to a three-year vesting schedule. In addition, vesting of such awards accelerates on a change of control followed by termination in certain instances. In certain circumstances, the option term may be reduced due to termination of employment, death or disability of a participant.

The Compensation Committee will continue to consider the use of stock options, restricted stock awards and restricted stock units for future grants to all of its named executive officers.

Service-Based Equity Awards

Long-term equity incentives were awarded to our named executive officers in the fiscal year ended June 30, 2012, in the form of stock options, restricted stock awards and/or restricted stock units. Each of the following equity awards vests and becomes exercisable in ratable installments on each of December 2, 2012, December 2, 2013 and December 2, 2014, subject to the continued employment of the executive officer on the applicable vesting date.

Named Executive Officer	Form of Equity Incentive Award	Amount of Shares
Mr. Baur	Stock Option	67,000
Mr. Benbenek	Restricted Stock Units Stock Option	6,230 13,578
Mr. Cleys	Restricted Stock Units	5,845
Mr. Ellsworth	Restricted Stock Units	4,409
Ms. Meade	Restricted Stock Units	7,229

Effective August 21, 2012, the Compensation Committee approved the amendment of an option granted on December 2, 2011 (the “December 2011 option”) to Mr. Baur, our Chief Executive Officer, at an option price of $34.35 per share, to reduce the number of shares subject to the nonqualified portion of the option to 67,000 shares in order to comply with the annual 200,000 share participant option limitation imposed under the 2002 Plan. The December 2011 option was originally granted for an aggregate of 133,761 shares. However, the number of shares originally subject to the December 2011 option, plus the number of shares subject to an option granted to Mr. Baur on May 4, 2011 (the “May 2011 option”) (for 133,000 shares at an option price of $36.17 per share), exceeded the 2002 Plan annual participant option limitation for 2011 by 66,761 shares. The excess portion of the December 2011 grant was thus null and void as beyond the parameters of the 2002 Plan. The excess 2011 grant was due to the fact that the 2010 annual grant to certain executives, including Mr. Baur, had been delayed under the terms of the Company’s Equity Award Grant Policy and insider trading compliance policy until May 4, 2011, when the window for stock transactions reopened following announcement of a significant merger transaction. The nonqualified portion of the December 2011 option was thus reformed as an option for 67,000 shares. All other terms of the December 2011 option remain the same. The average number of shares subject to options granted to Mr. Baur over the 2010 and 2011 period was 133,381 shares, which number was below the 2002 Plan annual option limitation.

In addition, on August 21, 2012, the Compensation Committee granted to Mr. Baur a nonqualified stock option (the “August 2012 option”) for 66,761 shares at an option price equal to $34.35 per share (which price was above the fair market value of the common stock on the grant date). The August 2012 option will vest in ratable installments on each of December 2, 2012, December 2, 2013 and December 2, 2014, subject to the continued service of Mr. Baur on each vesting date, has a 10-year term, and is subject to the customary terms of nonqualified stock options granted under the 2002 Plan. The August 2012 option and any additional options that may be granted to Mr. Baur in 2012 will be subject to the 2002 Plan annual option limitation described above.

Performance- and Service-Based Equity Awards During Fiscal 2012

To further strengthen the performance objectives of our long-term equity incentives, the Compensation Committee included performance- and service-based restricted stock awards and restricted stock units as a part of long-term incentives for named executive officers for fiscal 2012. In each fiscal year, these performance-based awards are formulated for executives requiring new performance-based awards and are approved as of such date for the following two years. The performance-based awards are staggered, resulting in new performance-based awards each year with two year goals.

In May 2009, the Compensation Committee added an additional element to the compensation structure of Mr. Benbenek and Ms. Meade with a grant to each officer of performance- and service-based restricted stock awards. The grant of such restricted stock awards to Mr. Benbenek and Ms. Meade was designed to serve as a long-term incentive to these officers in connection with their service to the Company with respect to distinct corporate projects. Mr. Benbenek’s restricted stock award consisted of 8,137 shares of our common stock and Ms. Meade’s restricted stock award consisted of 6,103 shares of our common stock, each vesting upon the following terms and conditions: (a) up to 50% of the shares subject to the award vest and become earned if (i) the executive has been continuously employed by the Company through June 30, 2010, and (ii) the Company’s operating income for the fiscal year ended June 30, 2010, equals or exceeds $51 million, and (b) up to 50% of the shares subject to the award vest and become earned if (i) the executive has been continuously employed by the Company through June 30, 2011, and (ii) the Company’s operating income for the fiscal year ended June 30, 2011, equals or exceeds $67 million.

In May 2010, in connection with the amendment of his employment agreement, the Compensation Committee added an additional element to the compensation structure of Mr. Ellsworth with a grant of a performance and service-based restricted stock award in the amount of 1,826 shares of the Company’s common stock. The Compensation Committee added this element to Mr. Ellsworth’s compensation structure to more closely align his compensation structure and incentives to those of other named executive officers and to further align his compensation with the Company’s overall performance, as measured by equaling or exceeding certain operating income targets. Mr. Ellsworth’s award vests in two tranches as follows: (a) up to 50% of the shares subject to the award vest and become earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2011, and (ii) the Company’s operating income for the fiscal year ended June 30, 2011, equals or exceeds $67 million, and (b) up to 50% of the shares subject to the award vest and become earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2012, and (ii) the Company’s operating income for the fiscal year ended June 30, 2012, equals or exceeds $77 million.

In June 2011, in connection with the amendment and restatement of their employment agreements with the Company, the Compensation Committee granted a restricted stock award to (a) Mr. Cleys for 1,534 shares of our common stock, (b) Mr. Benbenek for 6,134 shares of our common stock and (c) to Ms. Meade for 4,600 shares of our common stock. Each award agreement provides that the award may vest in two tranches as follows: (a) up to 50% of the shares subject to the award will vest and be earned if (i) the executive officer has been continuously employed by the Company through June 30, 2012, and (ii) the Company’s operating income for the fiscal year ended June 30, 2012, equals or exceeds $115 million, and (b) up to 50% of the shares subject to the award will vest and be earned if (i) the executive officer has been continuously employed by the Company through June 30, 2013, and (ii) the Company’s operating income for the fiscal year ended June 30, 2013, equals or exceeds $125 million.

In May 2012, the Compensation Committee granted a performance- and service-based restricted stock unit award to Mr. Ellsworth for 1,563 shares of our common stock. The award is subject to both performance- and service-based requirements. Specifically, the award agreement provides that the award may vest in two tranches as follows: (a) up to 50% of the shares subject to the award will vest and be earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2013, and (ii) the Company’s operating income for the fiscal year ended June 30, 2013, equals or exceeds $114,904,000, and (b) up to 50% of the shares subject to the award will vest and be earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2014, and (ii) the Company’s operating income for the fiscal year ended June 30, 2014, equals or exceeds $121,627,000.

In connection with the restricted stock awards and restricted stock units granted to Messrs. Benbenek, Cleys and Ellsworth and Ms. Meade, the Compensation Committee retained the right, in its sole discretion, to reduce the number of shares of common stock deemed earned and vested. Such negative discretion of the Compensation Committee is limited to 50% of the number of shares subject to a particular tranche. The Compensation Committee determines if such reduction is appropriate based on the Compensation Committee’s evaluation of the named executive officer’s performance in certain designated areas. The Compensation Committee determined that it was important to include this provision so that it had the ability to reduce the award if an individual executive officer’s job performance did not meet the expectations of the Compensation Committee.

The Compensation Committee met in August 2011 and reviewed our audited financial statements for the fiscal year ended June 30, 2011. The Compensation Committee determined that the performance criteria set forth in the May 2009 award agreements for Mr. Benbenek and Ms. Meade, and the May 2010 award agreement for Mr. Ellsworth, were met, entitling Messrs. Benbenek and Ellsworth and Ms. Meade to vest with respect to 50% of the shares of common stock set forth in each agreement. The Compensation Committee also determined that a reduction of the number of shares of common stock deemed vested and earned with respect to each tranche was not necessary or appropriate.

The Compensation Committee again met in August 2012 and reviewed our audited financial statements for the year ended June 30, 2012. The Compensation Committee determined that the performance criteria set forth in the May 2010 award agreement for Mr. Ellsworth was met, entitling Mr. Ellsworth to vest with respect to 50% of the shares of common stock set forth in his agreement. The Compensation Committee also determined that a reduction of the number of shares of common stock deemed vested and earned by Mr. Ellsworth was not necessary or appropriate. The Compensation Committee further determined that the performance criteria set forth in the June 2011 award agreements for Messrs. Benbenek and Cleys and Ms. Meade were not met. As a result these awards did not vest.

Other Executive Benefits, Including Perquisites, Retirement Benefits and Deferred Compensation

We provide certain of our named executive officers with certain perquisites, retirement, deferred compensation and other benefits that the Compensation Committee believes are consistent with our goal of attracting, motivating and retaining key executive officers.

Our named executive officers are eligible to participate in our tax qualified 401(k) plan to the same extent that our other employees are eligible to participate. The plan provides for an annual match of up to $800 that vests over a five-year period. Participants in our 401(k) plan are also eligible for any annual discretionary profit sharing contributions (authorized by the Compensation Committee). These contributions vest over a five-year period. For fiscal 2012, the Compensation Committee authorized discretionary profit sharing contributions to the 401(k) plan for all of our employees, including our named executive officers. The amount allocated is calculated as a percentage of eligible cash compensation up to $245,000. The amount allocated to each named executive officer for fiscal 2012 was the same percentage as for all of our employees, but the amount allocated was capped at $24,540. See “Summary Compensation Table—All Other Compensation” for the amounts received by our named executive officers.

In addition, in lieu of reimbursing Mr. Baur for certain expenditures on perquisites in fiscal 2012 pursuant to Mr. Baur’s employment agreement with the Company, we provided Mr. Baur with an annual perquisite allotment of $50,000. This allotment was provided to Mr. Baur in lieu of customary perquisites for the chief executive officer of a publicly traded company. However, Mr. Baur’s employment agreement was recently amended to eliminate the $50,000 perquisite allotment for the remainder of the term of his employment agreement, beginning in fiscal 2013. With this amendment, the compensation components for all of our named executive officers are the same for fiscal 2013 and 2014.

We maintain a deferred compensation plan pursuant to which named executive officers may defer a portion of their annual compensation. Participants’ funds are invested among various funds designated by the plan administrator (and currently may not be invested in our common stock). We may make matching contributions that vest over a five-year period. Participants become fully vested in any matching contributions upon a change in control of the Company and upon their death, disability or attainment of age 55 with at least ten years of service. We maintain a deferred compensation plan to provide a competitive benefit and to facilitate adequate savings for retirement on a tax efficient basis for our named executive officers.

Our named executive officers are entitled to participate in our health, vision, dental, paid time off, life, disability and employee stock purchase plans to the same degree that our other employees are entitled to participate. In addition, our named executive officers participate in a supplemental long-term disability plan.

Tax and Accounting Considerations

The Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive officer. The accounting and tax treatment of compensation generally has not been a material factor in determining the amount of compensation for our named executive officers.

Code Section 162(m) places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to any one of our covered employees (generally, our chief executive officer and the three most highly compensated officers other than the chief executive officer and the chief financial officer). Compensation that qualifies as “performance-based compensation” under Code Section 162(m) is not subject to this $1,000,000 limitation. As a general matter, the Compensation Committee intends to structure compensation paid to covered employees in a manner intended to maximize deductibility of executive compensation under Code Section 162(m), although it retains the discretion not to do so if necessary to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. Generally, the variable compensation provisions in the employment agreements with our named executive officers (except for Mr. Ellsworth) are designed to constitute compensation that qualifies as “performance-based compensation” under Code Section 162(m). In addition, our 2002 Plan is structured so that compensation intended to qualify as “performance-based compensation” under Code Section 162(m) will also, to the extent practicable, be exempt from the $1,000,000 limitation. Specifically, performance-based restricted stock awards, performance-based restricted stock units, and stock options granted to covered employees under the 2002 Plan generally are designed to qualify as performance-based compensation. Although the Internal Revenue Service does not consider service-based restricted stock awards, which we also grant to certain named executive officers, to be performance-based for purposes of Code Section 162(m), none of the named executive officers receiving such awards earned compensation (as defined under Code Section 162(m)) in excess of $1,000,000, so we have not foregone any deductions with respect to such compensation.

The Company accounts for equity-based compensation using the provisions of Financial Accounting Standards Board Accounting Standards Codification 718, Accounting for Stock Compensation (“ASC 718”), which requires the recognition of the fair value of equity-based compensation and applies to all awards granted, modified, cancelled, or repurchased. Equity-based compensation is estimated at the grant date based on the fair value of the awards, in accordance with the provisions of ASC 718. Since this compensation cost is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. To the extent that performance-based restricted stock awards or restricted stock units are subject to negative discretion by the Compensation Committee, the unvested awards or units are marked to market at the end of each reporting period until the tranche is approved by the Compensation Committee. The Company has elected to expense grants of awards with graded vesting on a straight-line basis over the requisite service period for each separately vesting portion of the award.

Compensation Risk Analysis

We have assessed our compensation programs for all employees and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that our compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards. During fiscal 2012, the Compensation Committee reviewed our compensation policies and practices for all employees, including our named executive officers, particularly as they relate to risk management practices and risk-taking incentives. As part of its review, the Compensation Committee discussed with management the ways in which risk is effectively managed or mitigated as it relates to our compensation programs and policies.

Based on this review, the Compensation Committee believes that our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation. The following features of our executive incentive compensation program illustrate this point.

•

Our compensation program design provides a balanced mix of cash and equity and annual and long-term incentives that are designed to encourage strategies and actions that are in the Company’s and our shareholders’ long-term best interests. Equity awards such as restricted stock awards and restricted stock units reinforce our long-term performance perspective.

•	Our performance goals and objectives generally reflect a mix of corporate and other performance measures designed to promote progress towards our longer-term goals.

•

A significant component of each of our executive officer’s total direct compensation consists of long-term, equity-based incentive awards that are designed to encourage executive officers to focus on sustained stock price appreciation.

•

Equity awards typically have vesting schedules of three years and, in some cases, have performance-based vesting components as well; executive officers thus typically will always have unvested awards that could decrease significantly in value if our business is not managed for the long term.

•	Equity incentive awards are granted periodically, typically annually, during open window periods and under an established equity grant program.

•

Our overall compensation of our named executive officers is at reasonable and sustainable levels, as determined by a review of historical analysis and a review of our economic positions and prospects, as well as the compensation offered by comparable companies.

•	The Compensation Committee reviews tally sheets and/or market references before making pay decisions relative to named executive officers.

•	The Compensation Committee retains, in certain cases, discretion to reduce compensation based on corporate and individual performance and other factors.

•	Equity awards are subject to annual limitations on the number of shares that may be awarded during any year. The typical Company compensation structure has a threshold and maximum for cash bonuses.

•

The target levels under our annual cash bonus program are designed to be set at a level where achieving the target incentive compensation levels is not guaranteed and the achievement of such levels is rewarding to both the executive officer and the shareholders.

•	Executive officer base salaries are consistent with executive officers’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

•	Our implementation of an internal reporting system ensures a more consistent and ongoing assessment of financial results used to determine payouts.

•

Board and management processes are in place to oversee risk associated with our compensation programs, including but not limited to quarterly business performance reviews by management and the full Board where key financial metrics such as operating income and ROIC are reviewed and assessed.

•	Officers must obtain permission from our General Counsel before the sale of any shares, even during an open trading period.

Based on a combination of the above, we believe that (i) our named executive officers and other employees are encouraged to manage the Company in a prudent manner because our compensation programs are aligned with our business strategy and risk profile, and (ii) our incentive programs are not designed to encourage our named executive officers or other employees to take excessive risks or risks that are inconsistent with our best interests. In addition, we have in place various controls and management processes that help mitigate the potential for incentive compensation plans to have a material adverse affect on the Company.

2012 SUMMARY COMPENSATION TABLE

The following table sets forth the cash and other compensation that we paid to our named executive officers or that was otherwise earned by our named executive officers for their services in all capacities during the fiscal years ended June 30, 2012, June 30, 2011 and June 30, 2010.

Name and Principal Position	Year	Salary ($) (1)		Bonus ($)		Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)		All Other Compensation ($) (4)	Total ($)
Michael L. Baur	2012	803,077		—		—	1,021,931	1,475,708		284,954	3,585,670
Chief Executive Officer	2011	803,077		—		—	2,315,836	1,696,634	(9)	288,917	5,104,464
	2010	750,000		—		—	1,578,925	1,060,860		140,115	3,529,900

Richard P. Cleys	2012	308,984	(5)	—		200,776	—	73,041		107,102	689,903
Vice President and Chief Financial Officer	2011	286,096	(5)	15,000	(6)	256,193	—	129,167		53,715	740,171
	2010	265,000		5,000	(7)	130,221	—	127,513		44,255	571,989

R. Scott Benbenek	2012	379,454		—		214,001	207,101	357,575		161,240	1,319,371
President of Worldwide Operations	2011	351,346		—		200,030	470,133	393,256		90,600	1,505,365
	2010	324,000		—		—	315,785	238,693		109,964	988,442

Andrea D. Meade	2012	271,842		—		248,316	—	255,411		60,016	835,585
Executive Vice President of Operations and Corporate Development	2011	235,904		40,000	(6)	405,005	—	280,897		47,820	1,009,626
	2010	216,000		—		162,162	—	170,495		44,059	592,716

John J. Ellsworth	2012	243,935		—		201,481	—	100,000		65,159	610,575
Vice President, General Counsel and Corporate Secretary	2011	225,865		45,000	(8)	155,531	—	50,000		44,372	520,768
	2010	195,000		—		148,276	—	25,000		27,650	395,926

(1)	Salary paid for fiscal years 2012 and 2011 include one additional business day (261 business days, as opposed to a standard 260-day year).

(2)

Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 9 to our audited financial statements for the fiscal year ended June 30, 2012 included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, accompanying this proxy statement.

(3)

Reflects the value of cash incentives earned pursuant to our annual incentive bonus program. For information regarding our annual incentive bonus program, see the discussion in “Compensation Discussion and Analysis” in this proxy statement.

(4)	See the All Other Compensation table below for additional information.

(5)

Does not include $24,338 and $23,576 for fiscal years ended June 30, 2012 and 2011, respectively, included on Mr. Cleys’ Form W-2 for tax reporting purposes related to the grant of options treated as discount options for purposes of Section 409A of the Code, but for which he received no compensation.

(6)	Consists of a discretionary cash bonus for an extraordinary effort in connection with the acquisition of CDC Brasil S.A.

(7)

Consists of a cash bonus as a result of exceptional service provided in connection with international on-site reviews of our operations and discrete accounting projects related to cash flow analyses and revenue recognition practices.

(8)

Consists of a $20,000 bonus for Mr. Ellsworth’s efforts in recovering $3.1 million in a legal settlement from a former service provider and a $25,000 bonus for his extraordinary effort in connection with the acquisition of CDC Brasil S.A.

(9)

Includes a $46,500 bonus to compensate Mr. Baur for the recovery of $3.1 million in a legal settlement from a former service provider. The associated expenses were included in the calculation and reduced his fiscal 2007-2008 cash incentive by the same amount.

COMPONENTS OF ALL OTHER COMPENSATION

Name	Year	Per- quisites ($)	Company Contributions to Nonqualified Deferred Compensation Plan ($)	Company Paid Disability Benefit ($)	Company Contributions to Defined Contribution Plans 401(k) ($)	Company Profit Sharing ($)	Company Paid Travel for Spouses ($)	Tax Reim- burse- ments ($)		Company Paid Service Recognition Award ($)	Total ($)
Michael L. Baur	2012 2011 2010	50,000 50,000 50,000	200,000 200,000 50,000	3,444 3,444 3,444	25,340 29,735 17,407	— — 4,901	6,170 5,738 5,662	— — 8,701		— — —	284,954 288,917 140,115

Richard P. Cleys	2012 2011 2010	— — —	43,732 19,893 17,860	4,087 4,087 4,087	25,340 29,735 17,407	— — 4,901	— — —	33,943 — —	(1)	— — —	107,102 53,715 44,255

R. Scott Benbenek	2012 2011 2010	— — —	126,000 51,201 71,843	3,730 3,926 4,459	25,340 29,735 17,407	— — 4,901	6,170 5,738 5,662	— — 5,692		— — —	161,240 90,600 109,964

Andrea D. Meade	2012 2011 2010	— — —	32,745 16,154 16,520	1,931 1,931 1,931	25,340 29,735 17,407	— — 4,901	— — —	— — —		— — 3,300	60,016 47,820 44,059

John J. Ellsworth	2012 2011 2010	— — —	39,285 14,103 9,900	534 534 534	25,340 29,735 13,475	— — 3,741	— — —	— — —		— — —	65,159 44,372 27,650

(1)	Represents reimbursement of $19,874 for 2010 and 2011 penalties under Section 409A of the Code, and $14,069 for the withholding tax gross-up.

2012 GRANTS OF PLAN-BASED AWARDS TABLE

The following table below sets forth the individual grants of plan-based awards made to each of our named executive officers during the fiscal year ended June 30, 2012.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold (#)	Target (#) (3)	Maximum (#)
Michael L. Baur	12/02/11	—	—	—	—	67,000	34.35	1,021,931

Richard P. Cleys	12/02/11	—	—	—	5,845	—	—	200,776

R. Scott Benbenek	12/02/11	—	—	—	6,230	—	—	214,001
	12/02/11	—	—	—	—	13,578	34.35	207,101

Andrea D. Meade	12/02/11	—	—	—	7,229	—	—	248,316

John J. Ellsworth	12/02/11	—	—	—	4,409	—	—	151,449
	5/14/12	—	1,563	—	—	—	—	50,032

(1)

These service-based restricted stock and option awards vest ratably over three years. The option originally granted to Mr. Baur on December 2, 2011 was amended on August 21, 2012 to reduce the number of shares subject to the option from 133,761 shares to 67,000 shares in order to comply with the 2002 Plan annual participant option limitations. All other terms of the option remain unchanged. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentives—Performance and Service-Based Equity Awards During Fiscal 2012,” above.

(2)

The grant date fair values of the option awards were determined pursuant to the Black-Scholes options valuation model, using the following assumptions: stock price volatility of 41.1%, expected term of 7 years, dividend yield of 0%, and risk-free interest rate of 1.49%. As a result of the Black-Scholes calculation, the effective exercise price of such option awards as of the grant date was $15.2527 per share. The grant date fair values of the stock awards and units are based on the closing prices of our common stock on NASDAQ on December 2, 2011 and May 14, 2012, respectively. Mr. Baur’s option award was amended on August 21, 2012 to reduce the number of shares subject to the option from 133,761 shares to 67,000 shares.

(3)

The target number of shares is based on 100% achievement of service and performance requirements. The 2002 Plan does not provide for thresholds. Up to 50% of the awards will vest and be earned on June 30, 2013, and up to 50% will vest and be earned on June 30, 2014, if certain performance and service conditions are met.

Employment, Severance and Change in Control Agreements

Each of the named executive officers entered into an Amended and Restated Employment Agreement with the Company, effective as of June 6, 2011, which renews and extends the employment of each of the named executive officers for a term of three years, ending June 30, 2014. If a change in control occurs (as defined in their employment agreements), their respective employment agreements will be effective until the later of June 30, 2014, or the first anniversary of the change in control.

The base salaries for Messrs. Baur, Benbenek, Cleys and Ellsworth and Ms. Meade have not been increased from their fiscal 2012 base salaries. The current annual base salaries of the named executive officers (effective July 1, 2012) pursuant to their amended and restated employment agreements are as follows:

Named Executive Officer	Base Salary
Mr. Baur	$800,000
Mr. Benbenek	$378,000
Mr. Cleys	$307,800
Mr. Ellsworth	$243,000
Ms. Meade	$270,800

In addition to their annual base salaries, each named executive officer is eligible for certain annual cash incentives, equity compensation, long-term equity incentives and other benefits. Please see “Compensation Discussion and Analysis” above for a detailed description and discussion of each named executive officer’s total compensation package. Each of the employment agreements provides that, to the extent required by law or Company policy, we may require the named executive officer to repay to the Company any bonus or other incentive-based or equity-based compensation paid to the named executive officer. In addition, each employment agreement requires each named executive officer not to, during the term of his or her employment and for a period of two years following the termination of his or her employment: (a) disclose or use the Company’s confidential information or trade secrets; (b) compete with the Company; (c) solicit certain customers or suppliers and certain prospective customers or suppliers of the Company; or (d) solicit certain employees to leave the Company. In addition, each employment agreement requires each named executive officer not to, during the term of his or her employment and for a period of five years following termination of his or her employment, disparage the Company. Each of the named executive officer’s entitlement to receive and retain severance benefits under their respective employment agreements is conditioned upon compliance with these restrictions on conduct. In the event a named executive officer challenges the enforceability of any of the restrictions on conduct based on an argument that the restrictions are unenforceable as a matter of law, the Company may cease making severance benefits to such named executive officer and demand repayment of severance benefits already paid.

Each named executive officer’s employment may be terminated by us at any time for “cause” (as defined in their respective employment agreements) or for no reason, or by the named executive officer with or without “good reason” (as defined in their respective employment agreements). With respect to each named executive officer’s ability to resign for good reason and receive severance benefits following a change in control, their amended and restated employment agreements require a double-trigger termination event. As such, each named executive officer may terminate his or her employment agreement for good reason during the 60-day period beginning on the six-month anniversary of a change in control and receive severance benefits only if we have not offered him or her a new employment agreement after or in contemplation of a change in control with the same or better compensation and terms and conditions of employment. With this provision, we have sole control over whether a change in control triggers severance benefits. The employment agreements will also terminate upon the death, disability or retirement of the named executive officer. Depending on the reason for the termination and when it occurs, the named executive officer may be entitled to certain severance benefits, as described below.

With respect to Messrs. Benbenek, Cleys and Ellsworth, and Ms. Meade, each of their employment agreements provides that: (i) if the executive officer’s employment is terminated by the Company other than for cause, death, disability or retirement (as defined in their employment agreement); (ii) if the executive officer’s employment is terminated due to the normal expiration of their employment period or is terminated within 60 days after the end of their employment period (for reasons other than cause, death, disability or retirement); or (iii) if the executive officer resigns for good reason (as defined in their employment agreement), the Company will be required to pay or provide the executive officer his or her accrued salary and other amounts or benefits earned through the date of termination. In such instances, the Company will also be required to provide severance benefits to the executive officer consisting of a bonus equal to the pro rata portion of the annual incentive compensation that would otherwise be payable if the executive officer had continued employment through the end of the fiscal year, based on actual performance, and severance benefits of an amount equal to the highest combined annual base salary and variable compensation earned by the executive officer (including any amounts earned but deferred) during the three fiscal years prior to the executive officer’s termination and an additional month of severance benefits for every year that the executive has been employed by the Company after ten consecutive years of employment with the Company; provided, however, that the total amount of severance benefits will not exceed an amount equal to two times the highest combined annual salary and bonus earned by the executive officer from the Company, including any such amounts earned but deferred, in the last three years prior to the date of termination. If Messrs. Benbenek’s, Cleys’ or Ellsworth’s, or Ms. Meade’s, employment termination occurs within 12 months after or otherwise in contemplation of a change in control, the severance benefits to the executive will consist of a pro-rata annual bonus and a single year of compensation in an amount equal to the highest combined annual base salary and variable compensation earned by the executive officer (including any amounts earned but deferred) during the three fiscal years prior to his or her termination, multiplied by two. Each executive officer has the right to elect to receive a portion of such severance benefits in either a single lump sum or over the 24-month period during which the executive officer is subject to the restrictive covenants described above. In addition, with respect to Messrs. Benbenek, Cleys and Ellsworth, and Ms. Meade, for up to 24 months following the executive officer’s termination from employment, or earlier if the executive officer becomes entitled to receive medical and dental insurance benefits under another group plan, the Company will reimburse the executive officer on a monthly basis for payments made by the executive officer toward medical and dental insurance benefits that are in excess of the monthly rates paid by active employees of the Company for such benefits. The executive officer’s receipt of severance benefits will be subject to the executive officer’s execution of a release of claims in a form customarily used by the Company upon a senior executive officer’s termination of employment.

If Mr. Baur’s employment is terminated by the Company during his employment period or within 60 days after his employment period for reasons other than cause or death, disability or retirement, or if Mr. Baur terminates his employment for good reason during the period of his employment agreement, then he will receive, among other things: (i) his salary and benefits earned through the date of termination (to the extent not already paid); (ii) a bonus equal to the pro rata portion of the annual incentive compensation that would otherwise be payable if Mr. Baur had continued employment through the end of the fiscal year, based on actual performance; and (iii) an amount equal to the greater of (a) two or (b) the number of full months remaining between his termination date and the end of his employment period, divided by 12, times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination, plus an additional month of severance benefits for every year that the executive has been employed by the Company after ten consecutive years of employment with the Company (the “Baur Severance Benefits”); provided, however, that the Baur Severance Benefits will not exceed an amount equal to 3 times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination. Mr. Baur has the right to elect to receive a portion of such severance benefits in either a single lump sum or over the 24-month period during which the executive officer is subject to the restrictive covenants described above. In addition, until Mr. Baur reaches the age of 65, Mr. Baur and his dependents will receive medical, dental and prescription drug benefits, as well as MediGap coverage until Mr. Baur reaches the age of 80. Notwithstanding the foregoing, if Mr. Baur’s termination occurs within 12 months after or otherwise in contemplation of a change of control for reasons other than cause, death, disability or retirement, or if Mr. Baur terminates his employment for good reason during such period, Mr. Baur will receive severance benefits in an amount equal to three times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination. Mr. Baur’s receipt of these benefits will be subject to his execution of a release of claims in the form customarily used by the Company upon termination of the employment of a senior executive officer.

With respect to Messrs. Baur, Benbenek, Cleys and Ellsworth, and Ms. Meade, if their employment is terminated during their employment period by reason of their death, disability or retirement, they will be entitled to their accrued salary, a bonus equal to the pro rata portion of the annual incentive compensation that would otherwise be payable if they had continued employment through the end of the fiscal year (based on actual performance), benefits through the date of termination, and any death, disability or retirement benefits that may apply, but no additional severance amount. If the Company terminates Messrs. Baur, Benbenek, Cleys and/or Ellsworth, or Ms. Meade for cause, or if he or she resigns from the Company without good reason, he or she will be entitled to their accrued salary and benefits through the date of termination, but no additional severance amount. If Mr. Baur’s employment is terminated by reason of his disability or retirement, he and his dependents will receive continued medical, dental and prescription drug benefits until Mr. Baur reaches age 65, and then will receive MediGap coverage, to the extent available, until Mr. Baur reaches the age of 80. If Mr. Baur’s employment is terminated by reason of his death, his surviving spouse will receive continued medical, dental and prescription drug benefits until Mr. Baur would have reached age 65 and Mr. Baur’s children who remain dependents of his surviving spouse will receive continued medical, dental and prescription drug benefits until they reach the age of 21 or possibly earlier. In addition, if Mr. Baur’s employment is terminated by reason of his disability, the Company has agreed that Mr. Baur will receive an annual payment of $60,000 until Mr. Baur is no longer considered disabled or until he attains age 65. Such benefit may be funded, at the election of the Company, through an individual long-term disability policy or by the Company directly. Mr. Baur will also receive his base salary for the period, if any, following his termination by reason of his disability during which he continues to receive benefits under the Company’s short-term disability policy but his base salary will be reduced by any amounts Mr. Baur receives under the Company’s short-term disability policy.

If the Company does not renew the employment agreement of a named executive officer at the end of the term or enter into a new employment agreement with the named executive officer with the same or similar terms as provided under their current employment agreements at the end of the term, such named executive officer may (1) voluntarily resign from employment with the Company as of the end of the term and the Company will be required to pay to the named executive officer an amount equal to one times the highest combined annual base salary and variable compensation earned by the named executive officer from the Company, including any amounts earned but deferred, in the last three fiscal years before the end of the term, provided that the named executive officer is not entitled to also receive the severance benefits described above, or (2) the named executive officer may elect to continue employment with the Company on an at-will basis and, for a maximum of one year following the end of the term, receive the same annual base salary and incentive compensation opportunity as in effect during the last year of the employment agreement.

Performance- and Service-Based Equity Awards

To further strengthen the performance objectives of our long-term equity incentives, the Compensation Committee included performance- and service-based restricted stock awards and restricted stock units as a part of long-term incentives for named executive officers for fiscal 2012. In each fiscal year, these performance-based awards are formulated for executives requiring new performance-based awards and are approved as of such date for the following two years. We have granted restricted stock awards and/or restricted stock units to each of Messrs. Benbenek, Cleys and Ellsworth and Ms. Meade. The performance-based awards are staggered, resulting in new performance-based awards each year with two year goals. These restricted stock awards and restricted stock units are subject to the terms and conditions contained in award certificates between the Company and the named executive officer, including both continued service and performance requirements.

In May 2009, the Compensation Committee added an additional element to the compensation structure of Mr. Benbenek and Ms. Meade with a grant to each officer of performance- and service-based restricted stock awards. The grant of such restricted stock awards to Mr. Benbenek and Ms. Meade was designed to serve as a long-term incentive to these officers in connection with their service to the Company with respect to distinct corporate projects. Mr. Benbenek’s restricted stock award consisted of 8,137 shares of our common stock and Ms. Meade’s restricted stock award consisted of 6,103 shares of our common stock, each vesting upon the following terms and conditions: (a) up to 50% of the shares subject to the award vest and become earned if (i) the executive has been continuously employed by the Company through June 30, 2010, and (ii) the Company’s operating income for the fiscal year ended June 30, 2010, equals or exceeds $51 million, and (b) up to 50% of the shares subject to the award vest and become earned if (i) the executive has been continuously employed by the Company through June 30, 2011, and (ii) the Company’s operating income for the fiscal year ended June 30, 2011, equals or exceeds $67 million. Each of these restricted stock awards vested in full.

In May 2010, in connection with the amendment of his employment agreement, the Compensation Committee added an additional element to the compensation structure of Mr. Ellsworth with a grant of a performance and service-based restricted stock award in the amount of 1,826 shares of the Company’s common stock. The Compensation Committee added this element to Mr. Ellsworth’s compensation structure to more closely align his compensation structure and incentives to those of other named executive officers and to further align his compensation with the Company’s overall performance, as measured by equaling or exceeding certain operating income targets. Mr. Ellsworth’s award vests in two tranches as follows: (a) up to 50% of the shares subject to the award vest and become earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2011, and (ii) the Company’s operating income for the fiscal year ended June 30, 2011, equals or exceeds $67 million, and (b) up to 50% of the shares subject to the award vest and become earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2012, and (ii) the Company’s operating income for the fiscal year ended June 30, 2012, equals or exceeds $77 million. This restricted stock award vested in full.

In June 2011, in connection with the amendment and restatement of their employment agreements with the Company, the Compensation Committee granted a restricted stock award to (a) Mr. Cleys for 1,534 shares of our common stock, (b) Mr. Benbenek for 6,134 shares of our common stock and (c) to Ms. Meade for 4,600 shares of our common stock. Each award agreement provides that the award may vest in two tranches as follows: (a) up to 50% of the shares subject to the award will vest and be earned if (i) the executive officer has been continuously employed by the Company through June 30, 2012, and (ii) the Company’s operating income for the fiscal year ended June 30, 2012, equals or exceeds $115 million, and (b) up to 50% of the shares subject to the award will vest and be earned if (i) the executive officer has been continuously employed by the Company through June 30, 2013, and (ii) the Company’s operating income for the fiscal year ended June 30, 2013, equals or exceeds $125 million. The first tranche of each of these restricted stock awards did not vest.

In May 2012, the Compensation Committee granted a performance- and service-based restricted stock unit award to Mr. Ellsworth for 1,563 shares of our common stock. The award is subject to both performance- and service-based requirements. Specifically, the award agreement provides that the award may vest in two tranches as follows: (a) up to 50% of the shares subject to the award will vest and be earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2013, and (ii) the Company’s operating income for the fiscal year ended June 30, 2013, equals or exceeds $114,904,000, and (b) up to 50% of the shares subject to the award will vest and be earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2014, and (ii) the Company’s operating income for the fiscal year ended June 30, 2014, equals or exceeds $121,627,000.

In connection with the restricted stock awards and restricted stock units granted to Messrs. Benbenek, Cleys and Ellsworth and Ms. Meade, the Compensation Committee retained the right, in its sole discretion, to reduce the number of shares of common stock deemed earned and vested, even if the continued service and performance requirements are met. Such negative discretion of the Compensation Committee is limited to 50% of the number of shares subject to a particular tranche. The Compensation Committee determines if such reduction is appropriate based on the Compensation Committee’s evaluation of the named executive officer’s performance in certain designated areas. The Compensation Committee determined that it was important to include this provision so that it had the ability to reduce the award if an individual executive officer’s job performance did not meet the expectations of the Compensation Committee. Each restricted stock award and restricted stock unit award agreement also provides that if the named executive officer’s employment with us terminates for any reason other than death, disability or a change in control, then the executive officer will forfeit his or her award (and the underlying shares of common stock to the extent not vested and earned) as of the date of the named executive officer’s termination of employment. The award agreement also generally provides that if the executive officer’s employment with the Company terminates due to death or disability or within 12 months after a change in control without cause or for good reason, the award will be deemed earned and vested with respect to all of the shares underlying the award as of the date of termination. The shares shall be issued under, and are subject to, the terms of the 2002 Plan.

The Compensation Committee met in August 2011 and reviewed our audited financial statements for the fiscal year ended June 30, 2011. The Compensation Committee determined that the performance criteria set forth in the May 2009 award agreements for Mr. Benbenek and Ms. Meade, and the May 2010 award agreement for Mr. Ellsworth, were met, entitling Messrs. Benbenek and Ellsworth and Ms. Meade to vest with respect to 50% of the shares of common stock set forth in each agreement. The Compensation Committee also determined that a reduction of the number of shares of common stock deemed vested and earned with respect to each tranche was not necessary or appropriate.

The Compensation Committee again met in August 2012 and reviewed our audited financial statements for the year ended June 30, 2012. The Compensation Committee determined that the performance criteria set forth in the May 2010 award agreement for Mr. Ellsworth was met, entitling Mr. Ellsworth to vest with respect to 50% of the shares of common stock set forth in his agreement. The Compensation Committee also determined that a reduction of the number of shares of common stock deemed vested and earned by Mr. Ellsworth was not necessary or appropriate. The Compensation Committee further determined that the performance criteria set forth in the June 2011 award agreements for Messrs. Benbenek and Cleys and Ms. Meade were not met. As a result these awards did not vest.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information concerning equity awards that were outstanding as of June 30, 2012 for each of our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
	Exercisable	Unexercisable (1)
Michael L. Baur	80,000			27.48	1/5/2016
	100,000			32.13	6/20/2017
	100,000			36.69	12/7/2017
	140,000			18.14	12/5/2018
	83,750	41,250		24.57	12/4/2019
	43,890	89,110		36.17	5/4/2021
		67,000	(3)	34.35	12/2/2021

Richard P. Cleys	6,668			33.92	1/5/2015
	8,000			32.13	6/20/2017
	8,000			36.69	12/7/2017
	16,000			18.14	12/5/2018
						12/4/2009	1,749	53,589
						5/4/2011	3,819	117,014
						6/6/2011			1,534	(2)	47,002
						12/2/2011	5,845	179,091

R. Scott Benbenek	6,000			24.73	1/2/2014
	6,000			33.92	1/5/2015
	8,000			29.44	1/5/2016
	30,000			32.13	6/20/2017
	20,000			36.69	12/7/2017
	40,000			18.14	12/5/2018
	16,750	8,250		24.57	12/4/2019
	8,910	18,090		36.17	5/4/2021
						6/6/2011			6,134	(2)	187,946
		13,578		34.35	12/2/2021	12/2/2011	6,230	190,887

Andrea D. Meade	4,400			24.73	1/2/2014
	4,400			33.92	1/5/2015
	4,400			29.44	1/5/2016
	18,000			32.13	6/20/2017
	10,000			36.69	12/7/2017
	20,000			18.14	12/5/2018
						12/4/2009	2,178	66,734
						5/4/2011	4,723	144,713
						6/6/2011			4,600	(2)	140,944
						12/2/2011	7,229	221,497

John J. Ellsworth	2,400			24.73	1/2/2014
	2,000			33.92	1/5/2015
	2,000			29.44	1/5/2016
	4,000			32.13	6/20/2017
	4,000			36.69	12/7/2017
	12,000			18.14	12/5/2018
						12/4/2009	1,320	40,445
						5/17/2010			913	(4)	27,974
						5/4/2011	2,881	88,274
						12/2/2011	4,409	135,092
						5/14/2012			1,563	(5)	47,890

(1)

Stock options and restricted stock awards granted on December 4, 2009, vest ratably over three years. Stock options and restricted stock awards granted on May 4, 2011, vest as follows: 33% on December 2, 2011, 47% on December 2, 2012, and the remaining 20% on May 4, 2014. Stock options and restricted stock units granted on December 2, 2011, vest ratably over three years.

(2)

These restricted stock awards are subject to continued service and performance requirements. Subsequent to June 30, 2012, 50% of the shares subject to such awards were deemed unearned and were forfeited based on performance for the fiscal year ending June 30, 2012. The remaining 50% of the shares subject to such awards are subject to continued service and performance requirements for the fiscal year ending June 30, 2013.

(3)

The option granted to Mr. Baur was amended on August 21, 2012 to reduce the number of shares subject to the option from 133,761 shares to 67,000 shares in order to comply with 2002 Plan annual participant option limitations. All other terms of the option remain unchanged. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentives—Performance and Service-Based Equity Awards During Fiscal 2012,” above.

(4)

This restricted stock award is subject to continued service and performance requirements. Subsequent to June 30, 2012, these shares subject to such award vested and were earned for the fiscal year ending June 30, 2012.

(5)

These restricted stock units are subject to continued service and performance requirements. Shares subject to this award may vest and be earned for each of the fiscal years ending June 30, 2013 and 2014.

2012 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information concerning options exercised and restricted stock awards vested during the year ended June 30, 2012, for each of our named executive officers.

	Option Awards		Restricted Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael L. Baur	104,224	1,797,441	—	—
Richard P. Cleys	32,666	313,727	3,630	124,691
R. Scott Benbenek	22,000	505,235	4,068	122,284
Andrea D. Meade	2,000	41,782	7,556	246,460
John J. Ellsworth	—	—	3,652	121,529

2012 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information regarding the accounts of the named executive officers under our Nonqualified Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Michael L. Baur	400,000	200,000	(79,920)	—	3,754,213
Richard P. Cleys	72,887	43,732	(16,362)	—	642,787
R. Scott Benbenek	252,000	126,000	6,296	—	1,372,241
Andrea D. Meade	81,862	32,745	(21,534)	(27,888)	448,632
John J. Ellsworth	65,474	39,285	(5,891)	—	305,328

(1)

Amounts represent voluntary deferrals of salary, bonus or a combination of both salary and bonus under our Nonqualified Deferred Compensation Plan. Contributions of deferred salary are reported as fiscal year 2012 income in the “Salary” column of the 2012 Summary Compensation Table.

(2)

Amounts represent our matching contributions under our Nonqualified Deferred Compensation Plan. These amounts are reported as fiscal year 2012 income in the “All Other Compensation” column of the 2012 Summary Compensation Table.

Our Nonqualified Deferred Compensation Plan permits our named executive officers to elect to defer a portion of their base salary and incentive bonus, and to receive matching contributions from the Company on a portion of the deferred amounts. Mr. Baur may defer up to 50% of his respective base salary and bonus, and we will provide a matching contribution of 50% of the amount deferred up to a calendar year limit of $200,000 in matching contributions. Mr. Benbenek may defer up to 50% of his respective base salary and bonus, and we will provide a matching contribution of 50% of the amount deferred up to a calendar year limit of $100,000 in matching contributions. Messrs. Cleys and Ellsworth may defer up to 25% of their respective base salary and bonus, and we will provide a matching contribution of 60% on the first 20% of salary and bonus deferred up to a calendar year maximum of $50,000 each. Ms. Meade may defer up to 25% her respective base salary and bonus and we will provide a matching contribution of 40% on the first 20% of salary and bonus deferred up to a calendar year maximum of $35,000.

Deferred amounts are credited to each participant’s account, which is indexed to one or more investment alternatives chosen by each participant from a range of mutual fund offerings and other investments available under the plan. Each participant’s account is adjusted to reflect the investment performance of the selected investments. Benefits under the plan are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement, death or other termination of employment, or upon a change in control of the Company, as elected in advance by the participant. A participant may also elect to receive some or all of the deferred amounts and related earnings pursuant to an in-service distribution, subject to a minimum five-year deferral.

2012 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the value of the termination payments and benefits that our named executive officers would receive if they had terminated employment on June 30, 2012 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees. For more information regarding the named executive officers’ employment agreements, see “Employment, Severance and Change in Control Agreements” in this proxy statement.

		Before Change in Control	After Change in Control
		Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)
Michael L. Baur	Severance (1)	6,874,205	7,499,133	—	—	—	—
	Pro Rata Variable Compensation (2)	1,475,708	1,475,708	1,475,708	1,475,708	1,475,708	—
	Equity Acceleration (3)	—	250,388	250,388	250,388	250,388	—
	Medical Coverage (5)	349,320	349,320	349,320	349,320	349,320	—
	Deferred Compensation (6)	3,754,213	3,754,213	3,754,213	3,754,213	3,754,213	3,754,213
	Special Disability Benefit (7)	—	—	—	—	1,000,000	—

	Total	12,453,446	13,328,762	5,829,629	5,829,629	6,829,629	3,754,213

Richard P. Cleys	Severance (1)	415,263	830,526	—	—	—	—
	Pro Rata Variable Compensation (2)	8,793	8,793	8,793	8,793	8,793	—
	Equity Acceleration (3)	—	349,694	349,694	349,694	349,694	—
	Performance-Based Equity Acceleration (4)	—	47,002	47,002	—	47,002	—
	Medical Coverage (5)	27,174	27,174	—	—	—	—
	Deferred Compensation (6)	531,680	642,787	642,787	642,787	642,787	531,680

	Total	982,910	1,905,976	1,048,276	1,001,274	1,048,276	531,680

R. Scott Benbenek	Severance (1)	992,803	1,489,204	—	—	—	—
	Pro Rata Variable Compensation (2)	357,575	357,575	357,575	357,575	357,575	—
	Equity Acceleration (3)	—	240,965	240,965	240,965	240,965	—
	Performance-Based Equity Acceleration (4)	—	187,946	187,946	—	187,946	—
	Medical Coverage (5)	18,172	18,172	—	—	—	—
	Deferred Compensation (6)	1,372,241	1,372,241	1,372,241	1,372,241	1,372,241	1,372,241

	Total	2,740,791	3,666,103	2,158,727	1,970,781	2,158,727	1,372,241

Andrea D. Meade	Severance (1)	615,129	1,054,506	—	—	—	—
	Pro Rata Variable Compensation (2)	255,411	255,411	255,411	255,411	255,411	—
	Equity Acceleration (3)	—	432,943	432,943	432,943	432,943	—
	Performance-Based Equity Acceleration (4)	—	140,944	140,944	—	140,944	—
	Medical Coverage (5)	27,174	27,174	—	—	—	—
	Deferred Compensation (6)	357,599	448,632	448,632	448,632	448,632	357,599

	Total	1,255,313	2,359,610	1,277,930	1,136,986	1,277,930	357,599

John J. Ellsworth	Severance (1)	343,935	687,870	—	—	—	—
	Pro Rata Variable Compensation (2)	25,000	25,000	25,000	25,000	25,000	—
	Equity Acceleration (3)	—	263,810	263,810	263,810	263,810	—
	Performance-Based Equity Acceleration (4)	—	75,864	75,864	—	75,864	—
	Medical Coverage (5)	27,174	27,174	—	—	—	—
	Deferred Compensation (6)	225,800	305,328	305,328	305,328	305,328	225,800

	Total	621,909	1,385,046	670,002	594,138	670,002	225,800

(1)

Employment agreements with the named executive officers provide that if the executive officer’s employment is terminated by us other than for cause, death, disability or retirement or by the executive for good reason (as defined in the employment agreements), the executive officer will receive a severance payment in either a lump sum or bi-weekly installments. In the case of Messrs. Benbenek, Cleys and Ellsworth, and Ms. Meade, the Company will be required to provide severance benefits to the executive officer consisting of a pro-rata annual bonus and a single year of compensation in an amount equal to the highest combined annual base salary and variable compensation earned by the executive officer (including any amounts earned but deferred) during the three fiscal years prior to the executive officer’s termination and an additional month of severance benefits for every year that the executive has been employed by the Company after ten consecutive years of employment with the Company, subject to a maximum of 12 additional months of severance benefits. If Messrs. Benbenek’s, Cleys’ or Ellsworth’s, or Ms. Meade’s employment termination occurs within 12 months after or otherwise in contemplation of a change in control, the severance benefits to the executive will consist of a pro-rata annual bonus and a single year of compensation in an amount equal to the highest combined annual base salary and variable compensation earned by the executive officer (including any amounts earned but deferred) during the three fiscal years prior to his or her termination, multiplied by two.

In the case of Mr. Baur, the Company will be required to provide severance benefits in an amount equal to the greater of (a) two or (b) the number of full months remaining between his termination date and the end of his employment period, divided by 12, times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination, plus an additional month of severance benefits for every year that the executive has been employed by the Company after ten consecutive years of employment with the Company; provided, however, that these severance benefits may not exceed an amount equal to three times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination. Notwithstanding the foregoing, if Mr. Baur’s termination occurs within 12 months after or otherwise in contemplation of a change of control for reasons other than cause, death, disability or retirement, or if Mr. Baur terminates his employment for good reason during such period, Mr. Baur will receive severance benefits in an amount equal to three times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination.

(2)

Employment agreements with each named executive officer provide for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if the named executive officer had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of each named executive officer’s fiscal 2012 annual variable compensation as of June 30, 2012.

(3)

Reflects (i) the difference between fair market value as of June 30, 2012, of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance based restricted stock awards and restricted stock units. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

(4)

Reflects the fair market value as of June 30, 2012, of the shares of all unearned and unvested performance based restricted stock awards, the vesting of which accelerates with a change in control and termination by the Company without cause or by the grantee for good reason.

(5)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment agreement.

(6)

Reflects payout of the executive officer’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table in this proxy statement.

(7)

Mr. Baur’s employment agreement provides that if his employment is terminated by reason of disability, he will continue to receive his salary during the period under which he continues to receive benefits under our short-term disability policy (assumed to be six months for purposes of this disclosure), less any benefits received under our short-term disability policy, and he will receive an annual payment of $60,000 until he is no longer considered to be disabled or until he reaches age 65, whichever occurs earlier.

2012 DIRECTOR COMPENSATION TABLE

The following table provides information regarding the compensation paid to each of our non-employee directors for the fiscal year ended June 30, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Steven R. Fischer	106,000	82,440	188,440
Michael J. Grainger	91,000	82,440	173,440
Steven H. Owings	67,000	82,440	149,440
John P. Reilly	80,000	82,440	162,440
Charles R. Whitchurch	101,000	82,440	183,440

(1)

Amounts shown are the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 9 to our audited financial statements for the fiscal year ended June 30, 2012, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, accompanying this proxy statement. The total number of stock options held by each of the non-employee directors as of June 30, 2012 was: Mr. Fischer, 34,600; Mr. Grainger, 13,800; Mr. Owings, zero; Mr. Reilly, 22,600; and Mr. Whitchurch, zero. Each director received a restricted stock award for 2,400 shares that vested on June 2, 2012. None of the non-employee directors held restricted stock awards as of June 30, 2012.

Compensation of Directors

Directors who are not our employees are paid an annual retainer of $50,000. An additional annual retainer of $30,000 is paid, as applicable, to a non-executive Chairman (or Acting Chairman) of the Board of Directors. An additional annual retainer of $25,000 is paid to the chairman of the Audit Committee and an additional annual retainer of $15,000 is paid to the chairman of the Compensation Committee. Additional annual retainers of $2,000 are paid to the chairmen of the Nominating Committee and Governance Committee. Annual service for this purpose relates to the approximate 12-month periods between annual meetings of our shareholders. Independent directors also receive meeting fees of $750 for each Board meeting attended; $1,000 for each Audit Committee meeting attended; and $500 for each other stand-alone committee meeting attended. All directors are reimbursed for expenses incurred in connection with the performance of their services as directors.

Under the terms of the Amended and Restated Directors Equity Compensation Plan in effect for the fiscal year ended June 30, 2012, each non-employee director receives an annual award of restricted stock, with the number of shares of restricted stock determined by dividing $80,000 (or such other current award value as may be set by the Board) by the fair market value of the common stock on the date of grant.

Effective August 21, 2012, the Board further amended the Amended and Restated Directors Equity Compensation Plan to provide that the number of shares of restricted stock subject to a director’s annual restricted stock award is determined by dividing $80,000 (or such other current award value as may be set by the Board) by the equity award value per share on the grant date. The equity award value means the value per share determined by the Board or the Compensation Committee, which may be based on an averaging of the fair market value of the common stock over a specified period of time, the fair market value of the common stock on a specified date or dates or other methodology. The methodology used to establish equity award value will be the same as the methodology used by the Company to determine the size and amount of employee awards under the 2002 Plan, unless the Board or the Compensation Committee determines otherwise. The date of grant of the annual restricted stock awards is the day following each annual shareholders meeting unless the Board modifies, suspends or delays the grant date because the grant date would not occur during an open “window” for stock transactions under the Company’s insider trading compliance program or if the Board otherwise determines that modification, suspension or delay of the grant date is necessary or appropriate. A person who first becomes a non-employee director on a date other than a regularly scheduled annual meeting of shareholders will receive a restricted stock award for a prorated number of shares of common stock. Restricted stock may not be transferred or sold until it has vested. Restricted stock granted under the Amended and Restated Directors Plan will vest in full on the day that is six months after the date of grant, or upon the earlier occurrence of (i) the director’s termination of service as a director by reason of death, disability or retirement, or (ii) a change in control of the Company. If a director terminates service for any other reason, he or she will forfeit all of his or her right, title and interest in and to the unvested restricted stock as of the date of termination. The Amended and Restated Directors Plan also permits the grant of stock options and/or additional restricted stock awards upon a non-employee director’s initial election or appointment to the Board. As of June 30, 2012, there were 88,100 shares available for grant under the Amended and Restated Directors Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE:

Michael J. Grainger (Chairman)

Steven R. Fischer

John P. Reilly

Charles R. Whitchurch

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of June 30, 2012.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders	1,519,619	(1)	$29.31	1,888,923	(5)
	39,340	(2)	$32.13	—
	—	(3)	—	88,100	(3)
	71,000	(4)	$26.75	—

	1,629,959		$29.27	1,977,023
Equity Compensation Plans Not Approved by Shareholders	—		—	—

TOTAL:	1,629,959		$29.27	1,977,023

(1)

ScanSource, Inc. Amended and Restated 2002 Long-Term Incentive Plan. At September 28, 2012, approximately 1,828,622 shares remain available for issuance under the 2002 Long-Term Incentive Plan, which allows for grants of incentive stock options, non-qualified stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock units, deferred stock units, dividend equivalent awards and other stock-based awards.

(2)	ScanSource, Inc. 1997 Stock Incentive Plan, as amended.

(3)

ScanSource, Inc. Amended and Restated Directors Equity Compensation Plan. At September 28, 2012, approximately 88,100 shares remain available for issuance under the Amended and Restated Director’s Equity Compensation Plan, which provides for grants of stock options and restricted stock awards.

(4)	ScanSource, Inc. 1999 Non-Employee Director Stock Option Plan, as amended.

(5)	All of these shares may be granted as awards of stock options, restricted stock, performance shares or unrestricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee reviews all related party transactions as defined by Item 404 of the SEC’s Regulation S-K in accordance with NASDAQ listing standards. In addition, the charter of the Audit Committee requires the Audit Committee to review a summary of any director’s or officer’s related party transactions and potential conflicts of interest on a yearly basis. The charter also requires the Audit Committee to review our conflict of interest policy (which is part of our Code of Conduct) and compliance with that policy on an annual basis.

Upon joining the Board in March 2011, Steve Owings initiated a divestiture of his interest in Custom Images, Inc., which was completed in January 2012. During fiscal 2012 (through January 2012), the Company engaged in competitive bid transactions with Custom Images, Inc. in the approximate amount of $300,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock at October 19, 2012 of: (i) each person known by us to beneficially own more than five percent of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our directors and executive officers, as a group.

	Shares Beneficially Owned (1)
Name	Number	Percentage
FMR LLC (2)	3,139,828	11.3%
Lord, Abbett & Co. LLC (3)	2,636,039	9.5%
BlackRock, Inc. (4)	2,349,038	8.5%
Fiduciary Management, Inc.(5)	1,932,379	7.0%
First Pacific Advisors, LLC and affiliates (6)	1,541,564	5.6%
The Vanguard Group, Inc. (7)	1,454,096	5.2%
Michael L. Baur (8)	763,661	2.7%
R. Scott Benbenek (9)	175,447	*
Richard P. Cleys (10)	49,765	*
John J. Ellsworth (11)	44,655	*
Steven R. Fischer (12)	53,267	*
Michael J. Grainger (13)	26,700	*
Andrea D. Meade (14)	80,626	*
Steven H. Owings	51,900	*
John P. Reilly (15)	27,300	*
Charles R. Whitchurch	8,200	*
All directors and executive officers as a group (11 persons)	1,289,325	4.6%

*	Amount represents less than 1.0%.

(1)

Applicable percentage of ownership is based upon 27,769,945 shares of our common stock outstanding on October 19, 2012. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the shares and percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, the persons or entities listed in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)

The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2012 reporting sole power of FMR LLC, the parent holding company of subsidiary companies engaged in the securities business, to vote or direct the vote of 800,639 shares and sole power to dispose or direct the disposition of 3,139,828 shares. The subsidiary funds of FMR LLC have the sole power to vote or direct the voting of shares directly owned by the funds, and the voting of these shares is carried out under written guidelines established by the funds’ board of trustees. FMR LLC’s Chairman, Edward C. Johnson III, also reported sole power to dispose or direct the disposition of these 3,139,828 shares on the same Schedule 13G/A filed on February 14, 2012. The business address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(3)

The information reported is based on a Schedule 13G/A filed with the SEC on August 10, 2012 reporting sole power of Lord, Abbett & Co. LLC (“LAC”) to vote or direct the vote of 2,425,165 shares and sole power to dispose or direct the disposition of 2,636,039 shares. Based on a Schedule 13G/A filed with the SEC on April 10, 2012, Lord Abbett Research Fund, Inc.—Small-Cap Value Series had sole voting power and sole dispositive power over 1,257,827 shares. The business address of LAC is 90 Hudson Street, Jersey City, NJ 07302.

(4)

The information reported is based on a Schedule 13G/A filed with the SEC on February 10, 2012 reporting sole power of BlackRock, Inc. to vote or direct the vote of and sole power to dispose or direct the disposition of the shares. The business address of BlackRock, Inc. is 40 East 52nd St., New York, NY 10022.

(5)

The information reported is based on a Schedule 13G/A filed with the SEC on February 10, 2012 reporting sole power of Fiduciary Management, Inc. (“FMI”) to vote or direct the vote of and dispose or direct the disposition of 1,929,079 shares and shared power of FMI to vote or direct the vote of and dispose or direct the disposition of 3,300 shares. Because FMI is a registered investment adviser, these shares are owned directly by various accounts managed by FMI. These accounts have the right to receive dividends from, and the proceeds from the sale of, the shares. The business address of FMI is 100 East Wisconsin Avenue, Suite 2200, Milwaukee, WI 53202.

(6)

The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2012 reporting shared power of First Pacific Advisors, LLC (“FPA”) and each of its Managing Members—Robert L. Rodriguez, J. Richard Atwood, and Steven T. Romick—to dispose or direct the disposition of 1,541,564 shares. FPA, in its capacity as investment adviser to its various clients, may be deemed to be the beneficial owner of 1,541,564 shares owned by such clients, because of its power to dispose, direct the disposition of, and vote the shares owned by its clients. Each of Messrs. Rodriguez, Atwood, and Romick is a part-owner and Managing Member of FPA and, as a controlling person of FPA, each may be deemed to beneficially own 1,541,564 shares owned by FPA’s clients. The business address of FPA and the Managing Members is 11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064.

(7)

The information is reported based on a Schedule 13G filed with the SEC on February 10, 2012 reporting sole power of The Vanguard Group, Inc. (“Vanguard”) to vote or direct the vote of 40,818 shares; sole power of Vanguard to dispose or direct the disposition of 1,413,278 shares; and shared power of Vanguard to dispose or direct the disposition of 40,818 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 40,818 shares. The business address of Vanguard is 100 Vanguard Boulevard, Malvern PA 19355.

(8)

Includes 661,878 shares issuable pursuant to exercisable options and options which will become exercisable by December 18, 2012 which were granted by the Company. Does not include 114,883 shares issuable pursuant to options granted by the Company which are not currently exercisable or will not become exercisable by December 18, 2012. 66,828 shares are pledged as security.

(9)

Includes 161,216 shares issuable pursuant to exercisable options and options which will become exercisable by December 18, 2012, granted by the Company. Does not include 14,362 shares issuable pursuant to options granted by the Company which are not currently exercisable or will not become exercisable by December 18, 2012 and 3,067 shares of performance-based restricted stock that have not vested and will not vest by December 18, 2012.

(10)

Includes 38,668 shares issuable pursuant to exercisable options and options which will become exercisable by December 18, 2012 which were granted by the Company. Does not include 767 shares of performance-based restricted stock granted by the Company which have not vested or will not vest by December 18, 2012.

(11)

Includes 26,400 shares issuable pursuant to exercisable options and options which will become exercisable by December 18, 2012 which were granted by the Company. Does not include 1,563 shares of performance-based restricted stock granted by the Company which have not vested or will not vest by December 18, 2012.

(12)	Includes 34,600 shares issuable pursuant to exercisable options which were granted by the Company.

(13)	Includes 13,800 shares issuable pursuant to exercisable options which were granted by the Company.

(14)

Includes 61,200 shares issuable pursuant to exercisable options and options which will become exercisable by December 18, 2012 which were granted by the Company. Does not include 2,300 shares of performance-based restricted stock granted by the Company which have not vested or will not vest by December 18, 2012.

(15)	Includes 22,600 shares issuable pursuant to exercisable options which were granted by the Company.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter, a copy of which is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab. This report reviews the actions taken by the Audit Committee with regard to our financial reporting process during the fiscal year ended June 30, 2012 and particularly with regard to the audited consolidated financial statements as of June 30, 2012 and June 30, 2011 and for the three years ended June 30, 2012.

The Audit Committee is composed solely of independent directors. None of the committee members is or has been an officer or employee of the Company or any of our subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of our subsidiaries or affiliates.

Our management has the primary responsibility for our financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met five times during the fiscal year ended June 30, 2012.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence. The Audit Committee also considered whether the provision of services during the fiscal year ended June 30, 2012 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.

Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 for filing with the SEC.

Audit Committee:
Charles R. Whitchurch (Chairman) Steven R. Fischer
Michael J. Grainger
John P. Reilly

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, which is required to be filed with the SEC, will be made available to shareholders to whom this proxy statement is mailed, without charge, upon written request to John J. Ellsworth, Corporate Secretary, ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615.

By order of the Board of Directors,

Steven R. Fischer
Chairman of the Board

October 23, 2012

APPENDIX A

Our management places a significant emphasis on operating income and return on invested capital (“ROIC”) in evaluating and monitoring the Company’s financial condition and operating performance. Management uses ROIC, a non-GAAP measure, to assess its efficiency at allocating the capital under its control to generate returns. We compute ROIC as a percentage of the Company’s annual (or annualized) EBITDA (net income plus interest expense, income taxes, depreciation and amortization) divided by average shareholders’ equity and interest-bearing debt (defined as the sum of shareholder’s equity at the beginning of the period added to the sum of shareholder’s equity at the end of the period, divided by 2, plus the average daily interest bearing debt for the period).

We use ROIC as a performance measurement because we believe that this metric best balances the Company’s operating results with its asset and liability management, it excludes the results of capitalization decisions, is easily computed, communicated and understood and is considered to have a strong correlation with shareholder value. The components of this calculation and reconciliation to our financial statements are shown, as follows:

Reconciliation of EBITDA to Net Income

	Fiscal Year Ended June 30,
	2012	2011
	(in thousands)
Net income	$74,288	$73,523
Plus: income taxes	36,923	38,363
Plus: interest expense	1,639	1,723
Plus: depreciation & amortization	9,922	6,662

EBITDA (numerator for ROIC)	$122,772	$120,271

Invested capital calculations

	Fiscal Year Ended June 30,
	2012	2011
	(in thousands)
Equity—beginning of the year	$587,394	$486,851
Equity—end of the year	652,311	587,394

Average equity	619,853	537,123
Average funded debt (1)	92,125	46,186

Invested capital (denominator)	$711,978	$583,309

Return on invested capital	17.2%	20.6%

(1)	Average funded debt is calculated as the daily average amounts outstanding on our short-term and long-term interest-bearing debt.

SCANSOURCE, INC. 6 LOGUE COURT GREENVILLE, SOUTH CAROLINA 29615

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VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M50494-P30447                                  KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SCANSOURCE, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote FOR the election of the nominees for director
named below:		☐	☐	☐
1.	Election of Directors
Nominees
01) Michael L. Baur 04) Steven H. Owings
02) Steven R. Fischer 05) John P. Reilly
03) Michael J. Grainger 06) Charles R. Whitchurch

The Board of Directors recommends you vote FOR proposals 2. and 3.							For	Against	Abstain
2.	Advisory vote on the compensation of our named executive officers (as defined in the proxy statement).						☐	☐	☐

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013.						☐	☐	☐

THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED JUNE 30, 2012.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M50495-P30447

SCANSOURCE, INC.

Annual Meeting of Shareholders

December 6, 2012 10:30 AM

This proxy is solicited by the Board of Directors

The undersigned shareholder of ScanSource, Inc., a South Carolina corporation (the “Company”), hereby appoints Michael L. Baur and John J. Ellsworth as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock, no par value, of the Company held of record by the undersigned on October 19, 2012 at the Annual Meeting of the Shareholders of the Company to be held on December 6, 2012 or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. THIS PROXY, IF DULY EXECUTED AND RETURNED, WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR, AND “FOR” PROPOSALS 2 AND 3, IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS IN ACCORDANCE WITH THEIR JUDGMENT.

Continued and to be signed on reverse side